                                            Filed Pursuant to 424b(5)
                                            File No. 333-86829

PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED DECEMBER 10, 1999

                                                                    [FLEET LOGO]

                              U.S. $2,000,000,000

                            FLEET BOSTON CORPORATION
                       SENIOR MEDIUM-TERM NOTES, SERIES P
                    SUBORDINATED MEDIUM-TERM NOTES, SERIES Q
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

THE NOTES:

- We will offer notes from time to time and specify the terms and conditions of each issue of notes in a pricing supplement.

- The notes will be senior or subordinated unsecured debt securities of FleetBoston.

- The notes will have stated maturities of nine months or more from the date they are originally issued.

- We will pay amounts due on the notes in U.S. dollars or any other consideration described in the applicable pricing supplement.

- We will specify whether the notes can be redeemed or repaid before their maturity and whether they are subject to mandatory redemption, redemption at the option of FleetBoston or repayment at the option of the holder of the notes.

- The notes may bear interest at fixed or floating rates or may not bear any interest. If the notes bear interest at a floating rate, the floating rate may be based on one or more indices or formulas plus or minus a fixed amount or multiplied by a specified percentage.

- The subordinated notes are subordinate to FleetBoston's senior indebtedness and other financial obligations, as described in the accompanying prospectus under "Description of Debt Securities -- Subordinated Debt Securities." Payment of principal of the subordinated notes may be accelerated only if there is a bankruptcy or reorganization of FleetBoston, and not if FleetBoston defaults in payment on the subordinated notes or in the performance of any other covenant of FleetBoston.

- The notes will be issued in denominations of $1,000 and integral multiples of $1,000 unless otherwise specified in the applicable pricing supplement.

 INVESTING IN THE NOTES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" ON PAGE S-3.

THE NOTES ARE NOT DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR ANY PRICING SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                   AGENT'S DISCOUNTS              PROCEEDS, BEFORE
                       PUBLIC OFFERING PRICE        AND COMMISSIONS              EXPENSES, TO FLEET
                       ---------------------    ------------------------    -----------------------------
Per Note.............        100%                     .125% - .75%                99.875% - 99.250%
Total(1).............   $2,000,000,000          $2,500,000 - $15,000,000,   $1,997,500,000 - 1,985,000,000

------------------------
(1) Or the equivalent in one or more foreign or composite currencies.

We may sell notes to the agents referred to below as principal for resale at varying or fixed offering prices or through any agent as agent using its reasonable efforts to sell notes on our behalf. We may also sell notes without the assistance of an agent.

If we sell other securities referred to in the accompanying prospectus, the amount of notes that we may offer and sell under this prospectus supplement may be reduced.

References in this prospectus supplement to "FleetBoston", "we", "us" and "our" are to Fleet Boston Corporation.

BEAR, STEARNS & CO. INC.
           FLEETBOSTON ROBERTSON STEPHENS
                        GOLDMAN, SACHS & CO.
                                   MERRILL LYNCH & CO.
                                             J.P. MORGAN & CO.
                                                     SALOMON SMITH BARNEY

          The date of this prospectus supplement is December 23, 1999.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                         PAGE
                                         ----
Risk Factors...........................   S-3
Description of the Notes...............   S-5

                                         PAGE
                                         ----
United States Federal Income
  Taxation.............................  S-23
Plan of Distribution...................  S-29

                                   PROSPECTUS

                                        PAGE
                                        ----
About This Prospectus.................    2
Where You Can Find More Information...    2
  Forward-looking Statement...........    4
Fleet Boston Corporation..............    5
Supplemental Consolidated Ratios of
  Earnings to Fixed Charges...........    6
Use of Proceeds.......................    6
Regulation and Supervision............    6
  General.............................    7
  Liability for Bank Subsidiaries.....    7
  Capital Requirements................    7
  FDICIA..............................    8
  Dividend Restrictions...............    9
  Deposit Insurance Assessments.......    9
  Depositor Preference Statute........   10
  Brokered Deposits...................   10
  Interstate Banking and Branching....   10
  Control Acquisitions................   11
  Recent Legislation..................   11
  Future Legislation..................   11
Description of Debt Securities........   12
  General.............................   12
  Registration and Transfer...........   14
  Payment and Place of Payment........   14

                                        PAGE
                                        ----
  Global Securities...................   14
  Events of Default...................   15
  Modification and Waiver.............   16
  Consolidation, Merger and Sale of
     Assets...........................   17
  Regarding the Trustee...............   17
  International Offering..............   17
Senior Debt Securities................   18
  Restrictive Covenants...............   18
  Defeasance..........................   19
Subordinated Debt Securities..........   19
  Subordination.......................   19
  Restrictive Covenants...............   21
Description of Warrants...............   21
  Offered Warrants....................   21
  Further Information in Prospectus
     Supplement.......................   22
  Significant Provisions of the
     Warrant Agreements...............   23
Plan of Distribution..................   24
Experts...............................   25
Legal Opinions........................   25

                                  RISK FACTORS

     Your investment in the notes involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. The notes are not an appropriate investment for you if you are unsophisticated with respect to the significant features of the notes or the relationship between these features.

NOTES INDEXED TO INTEREST RATE, CURRENCY OR OTHER INDICES OR FORMULAS ARE MORE VOLATILE THAN CONVENTIONAL DEBT SECURITIES

     If you invest in notes indexed to one or more interest rates, currency or other indices or formulas, you could be subject to significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuation of the indices or formulas and the possibility that you will receive a lower, or no, amount of principal, premium or interest. You may receive payments at different times than you expected. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the notes contains a multiplier or leverage factor, the effect of any change in that index or formula will be magnified. In recent years, values of certain indices and formulas have been volatile and volatility in those and other indices and formulas may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

NOTES DENOMINATED IN FOREIGN CURRENCIES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH EXCHANGE RATE FLUCTUATION, FOREIGN EXCHANGE CONTROLS AND OTHER FACTORS OVER WHICH WE HAVE NO CONTROL

     Judgments. If an action based on your notes denominated in a specified currency other than U.S. dollars were commenced in a court of the United States, it is unlikely that the court would grant judgment in any currency other than U.S. dollars. The Judiciary Law of the State of New York provides, however, that a judgment or decree in an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree. You would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time the judgment is converted to U.S. dollars and paid to you.

     Exchange Rates and Exchange Controls. If you invest in notes that are denominated in a foreign currency or currency units, there will be significant risks not associated with a similar investment in a note denominated in U.S. dollars. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and the foreign currency and the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign governments. These risks depend on economic and political events and on the supply of and demand for the relevant currencies, factors over which we have no control. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile and you should expect such volatility in the future. Fluctuations in any particular exchange rate that have occurred in the past do not mean that fluctuations in that exchange rate may occur during the term of any note. If the currency specified in a note depreciates in value against the U.S. dollar, the effective yield of your note would decrease below its coupon rate, and could result in a loss to you on a U.S. dollar basis.

     THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN CURRENCIES OTHER THAN U.S. DOLLARS. WE BELIEVE THAT THESE RISKS ARE POTENTIALLY TOO VARIABLE TO ASCERTAIN AND DESCRIBE WITH ANY REASONABLE DEGREE OF CERTAINTY AND THAT PREPARATION OF A LIST OF EVERY POTENTIAL MATERIAL RISK INCORPORATING EVERY ECONOMIC, FINANCIAL, POLITICAL AND MILITARY CIRCUMSTANCE, AMONG OTHER THINGS, WOULD BE IMPRACTICAL. YOU SHOULD CONSULT YOUR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN NOTES DENOMINATED IN CURRENCIES OTHER THAN U.S. DOLLARS. THESE NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

     Unless otherwise specified in the applicable pricing supplement, notes denominated in foreign currencies will not be sold in, or to residents of, the country of the specified currency in which particular notes are denominated.

     The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents, and we disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, or interest on, the notes. If you are not a resident of the United States, you should consult your own counsel with regard to such matters.

     Governments have imposed, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a specified currency other than U.S. dollars at a note's interest payment date or maturity or upon earlier redemption or repayment. We cannot assure you that exchange controls will not restrict or prohibit payment of principal or interest in any foreign currency or currency unit. Even if there are no actual exchange controls, it is possible that at a payment date of any particular note, the specified currency for such note would not be available to us due to circumstances beyond our control. In that event, we will make required payments in U.S. dollars on the basis of the market exchange rate. See "Description of the Notes."

     The applicable pricing supplement will contain information concerning exchange rates for the specified currency, if other than U.S. dollars, in which principal of, or interest on, the notes is payable, as against the U.S. dollar at selected times during the last five years, as well as current foreign exchange controls affecting that specified currency.

REDEMPTION MAY ADVERSELY AFFECT YOUR RETURN ON THE NOTES

     If your notes are redeemable at our option or are subject to mandatory redemption, we may choose to, in the case of optional redemption, or must, in the case of mandatory redemption, redeem your notes at times when prevailing interest rates may be relatively low. Accordingly, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

THERE MAY BE AN UNCERTAIN TRADING MARKET FOR YOUR NOTES; MANY FACTORS AFFECT THE TRADING VALUE OF YOUR NOTES

     We cannot assure you a trading market for your notes will ever develop or be maintained. Many factors independent of our creditworthiness may affect the trading market of your notes. These factors include:

     - the complexity and volatility of the index or formula applicable to the notes;

     - the method of calculating the principal, premium and interest in respect of the notes;

     - the time remaining to the maturity of the notes;

     - the outstanding amount of the notes;

     - the redemption features of the notes;

     - the amount of other securities linked to the index or formula applicable to the notes; and

     - the level, direction and volatility of market interest rates generally.

In addition, because some notes were designed for specific investment objectives or strategies, these notes will have a more limited trading market, and will experience more price volatility, than notes designed for broader investment objectives or strategies. There may be a limited number of buyers for these notes. This may affect the price you receive for these notes or your ability to sell these notes at all. You should not purchase notes unless you understand and know you can bear the related investment risks.

OUR CREDIT RATINGS MAY NOT REFLECT ALL RISKS OF AN INVESTMENT IN THE NOTES

     Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of your notes. Our credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors discussed above on the value of your notes.

                            DESCRIPTION OF THE NOTES

     The senior notes will be issued as a series of debt securities under a senior indenture, dated as of December 6, 1999 (the "SENIOR INDENTURE"), between us and The Bank of New York, as trustee. The subordinated notes will be issued as a series of debt securities under a subordinated indenture, dated as of December 6, 1999 (the "SUBORDINATED INDENTURE"), between us and The Bank of New York, as trustee.

     The term "SENIOR DEBT SECURITIES," as used in this prospectus supplement, refers to all securities issued and issuable from time to time under our senior indentures and includes the senior notes. The term "SUBORDINATED DEBT SECURITIES," as used in this prospectus supplement, refers to all securities issued and issuable from time to time under our subordinated indentures and includes the subordinated notes. The debt securities and the senior and subordinated indentures are more fully described in the accompanying prospectus. The following summary of the material provisions of the notes and of the indentures is not complete and is qualified in its entirety by reference to the indentures, copies of which have been filed as exhibits to the registration statement of which the accompanying prospectus is a part.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of the date on the front cover of the applicable pricing supplement.

     The following description of notes will apply unless otherwise specified in an applicable pricing supplement.

TERMS OF THE NOTES

     All senior debt securities, including the senior notes, will be our unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. All subordinated debt securities, including the subordinated notes, will be our unsecured general obligations and will be subordinate and junior in the right of payment, to the extent and in the manner set forth in the accompanying prospectus, to all of our senior indebtedness and other financial obligations (each as defined in the accompanying prospectus). As of September 30, 1999, our senior indebtedness and other financial obligations aggregated approximately $4.5 billion (holding company only). There is no limitation on our ability to issue additional senior indebtedness or other financial obligations.

     Because we are a holding company, our right and the rights of our creditors, including the holders of the notes, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of that subsidiary, except to the extent that a bankruptcy court may recognize our claims as a creditor of that subsidiary. In addition, dividends, loans and advances to us from our banking subsidiaries are restricted by state and federal banking regulators.

     Our senior and subordinated indentures do not limit the aggregate principal amount of debt securities which we may issue. We may issue our debt securities from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized by us for each series. We may, from time to time, without the consent of the holders of the notes, provide for the issuance of notes or other senior debt securities under our senior indentures in addition to the $2,000,000,000 aggregate principal amount of notes offered by this prospectus supplement. As of September 30, 1999, we had $3.0 billion aggregate principal amount of senior notes issued and outstanding and $4.1 billion of subordinated notes issued and outstanding. The aggregate principal amount of notes which may be offered and sold by this prospectus supplement may be reduced by our sale of other securities under the registration statement of which the accompanying prospectus is a part.

     The notes will be offered on a continuing basis and will mature on a day nine months or more from their date of issue, as selected by the purchaser and agreed to by us. Interest-bearing notes will bear interest at either fixed or floating rates as specified in the applicable pricing supplement. Notes may be issued at significant discounts from their principal amount payable at stated maturity, or on any date before the stated maturity date on which the principal or an installment of principal of a note becomes due and payable, whether by the declaration of acceleration, call for redemption at our option, repayment at the option of the holder or otherwise. The stated maturity date or such prior date, as the case may be, is referred to as, a "MATURITY." Some notes may not bear interest.

     Unless otherwise indicated in a note and in the applicable pricing supplement, the notes will be denominated in United States dollars and we will make payments of principal of, and premium, if any, and interest on, the notes in United States dollars.

     Interest rates, interest rate formulae and other variable terms of the notes are subject to change by us from time to time, but no change will affect any note already issued or as to which we have accepted an offer to purchase.

     Each note will be issued in fully registered book-entry form or certificated form, in denominations of $1,000 and integral multiples of $1,000, unless otherwise specified in the applicable pricing supplement. Notes in book-entry form may be transferred or exchanged only through a participating member of The Depository Trust Company, also known as DTC, or any other depository as is identified in an applicable pricing supplement. See
"-- Book-Entry Notes." Registration of transfer of notes in certificated form will be made at the corporate trust office of the trustee. There will be no service charge for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

     We will make payments of principal of, and premium and interest, if any, on notes in book-entry form through the trustee to DTC or its nominee. See
"-- Book-Entry Notes." Unless otherwise specified in the applicable pricing supplement, a beneficial owner of notes in book-entry form that are denominated in a currency other than United States dollars, a "SPECIFIED CURRENCY", electing to receive payments of principal or any premium or interest in that specified currency must notify the participant of DTC through which its interest is held on or before the applicable regular record date, in the case of a payment of interest, and on or before the sixteenth day, whether or not a business day, as defined below, before the notes' stated maturity, in the case of principal or premium, of the beneficial owner's election to receive all or a portion of any payment in a specified currency. The participant must notify the depository of any election on or before the third business day after the regular record date. The depository will notify the paying agent of the election on or before the fifth business day after the regular record date. If complete instructions are received by the participant and forwarded to the depository, and forwarded by the depository to the paying agent, on or before the relevant dates, the beneficial owner of the notes in book-entry form will receive payments in the specified currency.

     In the case of notes in certificated form, we will make payment of principal or premium, if any, at the maturity of each note in immediately available funds upon presentation of the note and, in the case of any repayment on an optional repayment date, upon submission of a duly completed election form, at the corporate trust office of the trustee in the Borough of Manhattan, The City of New York, or at any other place as we may designate. We will pay interest due at maturity to the person to whom we pay principal of a note in certificated form. Payment of interest due on notes in certificated form other than at maturity will be made at the corporate trust office of the trustee or, at our option, may be made by check mailed to the address of the person entitled to receive payment as the address appears in the security register. Notwithstanding the immediately preceding sentence, a holder of $1,000,000 or more in aggregate principal amount of notes in certificated form, whether having identical or different terms and provisions, having the same interest payment dates will, at our option, be entitled to receive interest payments, other than at maturity, by wire transfer of immediately available funds if the trustee has received appropriate wire transfer instructions in writing not less than 15 days prior to the applicable interest payment date. Any wire instructions received by the trustee shall remain in effect until revoked by the holder.

     "BUSINESS DAY" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to non-United States dollar-denominated notes, the day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the principal financial center, as defined below, of the country issuing the specified currency or, if the specified currency is the Euro, the day is also a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System is open; provided, further, that, with respect to notes as to which LIBOR is an applicable Interest Rate Basis, the day is also a London business day. "London business day" means a day on which commercial banks are open for business, including dealings in the Index Currency, as defined below, in London.

     "PRINCIPAL FINANCIAL CENTER" means, unless otherwise specified in the applicable pricing supplement,

          (1) the capital city of the country issuing the specified currency, except that with respect to United States dollars, Australian dollars, Canadian dollars, South African rand and Swiss francs, the "principal financial center" will be The City of New York, Sydney and Melbourne, Toronto, Johannesburg and Zurich, respectively; or

          (2) the capital city of the country to which the LIBOR currency relates, except that with respect to United States dollars, Australian Dollars, Canadian dollars, South African rand and Swiss francs, the "Principal Financial Center" will be The City of New York, Sydney, Toronto, Johannesburg and Zurich, respectively.

TRANSACTION AMOUNT

     We may offer interest rates that may differ with respect to the notes depending upon, among other things, the aggregate principal amount of notes purchased in any transaction. We may offer notes with similar variable terms but different interest rates concurrently at any time. We may also concurrently offer notes having different variable terms to different investors.

REDEMPTION AT THE OPTION OF FLEETBOSTON

     The notes will not be subject to any sinking fund. We may redeem the notes at our option prior to their stated maturity only if an initial redemption date is specified in the applicable notes and in the applicable pricing supplement. If so indicated in the applicable pricing supplement, we may redeem the notes at our option on any date on and after the applicable initial redemption date specified in the applicable pricing supplement. On and after the initial redemption date, if any, we may redeem the related note at any time in whole or from time to time in part at our option at the applicable redemption price referred to below together with interest on the principal of the applicable note payable to the redemption date. Unless otherwise specified in the applicable pricing supplement, we must give notice of redemption not more than 60 nor less than 30 days before the redemption date. We will redeem the notes in increments of $1,000, provided that any remaining principal amount will be an authorized denomination of the applicable note. Unless otherwise specified in the applicable pricing supplement, the redemption price with respect to a note will initially mean the initial redemption percentage of the principal amount of the note to be redeemed specified in the applicable pricing supplement. The redemption price shall decline at each anniversary of the initial redemption date by a percentage of the principal amount to be redeemed specified in the applicable pricing supplement until the redemption price is 100% of the principal amount.

REPAYMENT AT THE OPTION OF THE HOLDER

     If so indicated in an applicable pricing supplement, we will repay the notes in whole or in part at the option of the holders of the notes on any optional repayment date specified in the applicable pricing supplement. If no optional repayment date is indicated with respect to a note, it will not be repayable at the option of the holder before its stated maturity. Any repayment in part will be in an amount equal to $1,000 or integral multiples of $1,000, provided that any remaining principal amount will be an authorized denomination of the applicable note. The repurchase price for any note so repurchased will be 100% of the principal amount to be repaid, together with interest on the principal of the applicable note payable to the date of repayment. For any note to be repaid, the trustee must receive, at its office maintained for that purpose in the Borough of

Manhattan, The City of New York, currently the corporate trust office of the trustee, not more than 45 nor less than 30 days before the optional repayment date:

     - in the case of a note in certificated form, the note and the form entitled "Option to Elect Repayment" duly completed; or

     - in the case of a note in book-entry form, instructions to that effect from the applicable beneficial owner of the notes to the depository and forwarded by the depository to the trustee.

     The trustee must receive notices of elections from a holder to exercise the repayment option by 5:00 p.m., New York City time, on the last day for giving that notice. Exercise of the repayment option by the holder of a note will be irrevocable.

     Only the depository may exercise the repayment option in respect of global securities representing notes in book-entry form. Accordingly, beneficial owners of global securities that desire to have all or any portion of the notes in book-entry form represented by global securities repaid must instruct the participant through which they own their interest to direct the depository to exercise the repayment option on their behalf by forwarding the repayment instructions to the trustee as discussed above. In order to ensure that the trustee receives instructions on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before that participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of notes in book-entry form should consult the participants through which they own their interest for the respective deadlines. All instructions given to participants from beneficial owners of notes in book-entry form relating to the option to elect repayment will be irrevocable. In addition, at the time instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer its interest in the global security or securities representing the related notes in book-entry form, on the depository's records, to the trustee. See "-- Book-Entry Notes."

     If applicable, we will comply with the requirements of Section 14(e) of the Exchange Act and the rules promulgated under that section and any other securities laws or regulations in connection with any repayment at the option of the holder.

     We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

INTEREST

     Each note will bear interest from the date of issue at the rate per annum or, in the case of a floating rate note, pursuant to the interest rate formula stated in the applicable note and in the applicable pricing supplement until the principal of the note is paid or made available for payment. Interest will be payable in arrears on each interest payment date specified in the applicable pricing supplement on which an installment of interest is due and payable and at maturity. The first payment of interest on any note originally issued between a regular record date and the related interest payment date will be made on the interest payment date immediately following the next succeeding regular record date to the registered holder on the next succeeding regular record date. The regular record date will be the fifteenth calendar day, whether or not a business day, immediately preceding the related interest payment date.

  FIXED RATE NOTES

     Unless otherwise specified in an applicable pricing supplement, each fixed rate note will bear interest from, and including, the date of issue, at the rate per annum stated on the face of the note until the principal amount of the note is paid or made available for payment. Interest payments on fixed rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or from and including the date of issue, if no interest has been paid with respect to the applicable fixed rate notes, to, but excluding, the related interest payment date or maturity, as the case may be. Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

     Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be payable semiannually on May 15 and November 15 of each year and at maturity. If any interest payment date or the maturity of a fixed rate note falls on a day that is not a business day, the related payment of principal, premium, if any, or interest will be made on the next succeeding business day as if made on the date the applicable payment was due, and no interest will accrue on the amount payable for the period from and after the interest payment date or maturity, as the case may be.

  FLOATING RATE NOTES

     Interest on floating rate notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may be one or more of:

     - the CMT Rate;

     - the Commercial Paper Rate;

     - the Federal Funds Rate;

     - LIBOR;

     - the Prime Rate;

     - the Treasury Rate; or

     - any other Interest Rate Basis or interest rate formula that is specified in the applicable pricing supplement.

     A floating rate note may bear interest with respect to two or more Interest Rate Bases.

     TERMS. Each applicable pricing supplement will specify the terms of the floating rate note being delivered, including:

     - whether the floating rate note is a "Regular Floating Rate Note", an "Inverse Floating Rate Note" or a "Floating Rate/Fixed Rate Note;"

     - the Interest Rate Basis or Bases;

     - the Initial Interest Rate;

     - the Interest Reset Dates;

     - the interest payment dates;

     - the period to maturity of the instrument or obligation with respect to which the Interest Rate Basis or Bases will be calculated, the "INDEX MATURITY;"

     - the Maximum Interest Rate and Minimum Interest Rate, if any;

     - the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases, the "SPREAD;"

     - the percentage of the related Interest Rate Basis or Bases by which the Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate, the "SPREAD MULTIPLIER;"

     - if one or more of the specified Interest Rate Bases is LIBOR, the LIBOR Currency, the Index Maturity and the Designated LIBOR Page; and

     - if one or more of the specified Interest Rate Bases is the CMT Rate, the Designated CMT Telerate Page and Designated CMT Maturity Index.

     The interest rate borne by the floating rate Notes will be determined as follows:

     REGULAR FLOATING RATE NOTES. Unless a floating rate note is designated as a Floating Rate/Fixed Rate Note, an Inverse Floating Rate Note or as having an Addendum attached or as having "Other Provisions" apply relating to a different interest rate formula, it will be a "REGULAR FLOATING RATE NOTE" and, except as described below or in an applicable pricing supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases:

     - plus or minus the applicable Spread, if any, and/or

     - multiplied by the applicable Spread Multiplier, if any.

     The rate at which interest on the Regular Floating Rate Note will be payable will be reset on each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

     FLOATING RATE/FIXED RATE NOTES. If a floating rate note is designated as a "FLOATING RATE/FIXED RATE NOTE," it will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases:

     - plus or minus the applicable Spread, if any, and/or

     - multiplied by the applicable Spread Multiplier, if any.

     The rate at which interest on the applicable Floating Rate/Fixed Rate Note will be payable will be reset on each Interest Reset Date; provided, however, that:

     - the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate; and

     - the interest rate in effect commencing on, and including, the date on which interest begins to accrue on a fixed rate basis to maturity will be the Fixed Interest Rate; if no Fixed Interest Rate is specified, the interest rate in effect commencing on, and including, the date on which interest begins to accrue on a fixed rate basis to maturity will be the interest rate in effect on the Floating Rate/Fixed Rate Note on the day immediately preceding the date on which interest begins to accrue on a fixed rate basis.

     INVERSE FLOATING RATE NOTES. If a floating rate note is designated as an "INVERSE FLOATING RATE NOTE," except as described below, it will bear interest equal to the Fixed Interest Rate specified in the related pricing supplement minus the rate determined by reference to the applicable Interest Rate Basis or
Bases:

     - plus or minus the applicable Spread, if any; and/or

     - multiplied by the applicable Spread Multiplier, if any;

provided, however, that unless otherwise specified in the applicable pricing supplement, the interest rate on the applicable Inverse Floating Rate Note will not be less than zero percent. The rate at which interest on the applicable Inverse Floating Rate Note is payable will be reset on each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

     Each Interest Rate Basis shall be the rate determined in accordance with the applicable provisions below. Except as set forth above, the interest rate in effect on each day will be:

     - the interest rate determined as of the Interest Determination Date (as defined below) immediately preceding the most recent Interest Reset Date.

     INTEREST RESET DATES. The applicable pricing supplement will specify the dates on which the interest rate on the related floating rate note will be reset, each, an "INTEREST RESET DATE." Unless otherwise specified in the applicable pricing supplement, the Interest Reset Dates will be, in the case of floating rate notes which reset:

     - daily -- each Business Day;

     - weekly -- the Wednesday of each week, with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below;

     - monthly -- the third Wednesday of each month;

     - quarterly -- the third Wednesday of March, June, September and December of each year;

     - semiannually -- the third Wednesday of the two months specified in the applicable pricing supplement; and

     - annually -- the third Wednesday of the month specified in the applicable pricing supplement;

provided, however, that with respect to Floating Rate/Fixed Rate Notes, the rate of interest will not reset after the applicable date on which interest begins to accrue at a fixed rate.

     If any Interest Reset Date for any floating rate note would otherwise be a day that is not a business day, the applicable Interest Reset Date will be postponed to the next succeeding day that is a business day, except that in the case of a floating rate note as to which LIBOR is an applicable Interest Rate Basis, if the business day falls in the next succeeding calendar month, then the Interest Reset Date will be the immediately preceding business day. In addition, in the case of a floating rate note for which the Treasury Rate is an applicable Interest Rate Basis, if the Interest Determination Date would otherwise fall on an Interest Reset Date, then the applicable Interest Reset Date will be postponed to the next succeeding business day.

     MAXIMUM AND MINIMUM INTEREST RATES. A floating rate note may also have either or both of the following:

     - a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any interest period, a "MAXIMUM INTEREST RATE;" and

     - a minimum numerical limitation, or floor, on the rate at which interest may accrue during any period, a "MINIMUM INTEREST RATE."

     The Indentures are, and any notes issued under the Indentures will be, governed by and construed in accordance with the laws of the State of New York. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to securities in which $2,500,000 or more has been invested. While we believe that New York law would be given effect by a state or federal court sitting outside of New York, state laws frequently regulate the amount of interest that may be charged to and paid by a borrower, including, in some cases, corporate borrowers. Prospective investors should consult their personal advisors with respect to the applicability of these laws.

     INTEREST PAYMENTS. Each applicable pricing supplement will specify the dates on which interest will be payable. Each floating rate note will bear interest from the date of issue at the rates specified in the applicable floating rate note until the principal of the applicable note is paid or otherwise made available for payment. Except as provided below or in the applicable pricing supplement, the interest payment dates with respect to floating rate notes will be, in the case of floating rate notes which reset:

     - daily, weekly or monthly -- the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

     - quarterly -- the third Wednesday of March, June, September and December of each year;

     - semiannually -- the third Wednesday of the two months of each year specified in the applicable pricing supplement;

     - annually -- the third Wednesday of the month of each year specified in the applicable pricing supplement; and

     - at maturity.

     If any interest payment date for any floating rate note, other than an interest payment date at maturity, would otherwise be a day that is not a business day, the interest payment date will be postponed to the next succeeding day that is a business day, except that in the case of a floating rate note as to which LIBOR is an applicable Interest Rate Basis, if the business day falls in the next succeeding calendar month, the applicable interest payment date will be the immediately preceding business day. If the maturity of a floating rate note falls on a day that is not a business day, the payment of principal, premium, if any, and interest will be made on the next succeeding business day, and no interest on that payment will accrue for the period from and after the maturity.

     All percentages resulting from any calculation on floating rate notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545%, or .09876545, would be rounded to 9.87655%, or .0987655. All dollar amounts used in or resulting from any calculation on floating rate notes will be rounded to the nearest cent with one-half cent being rounded upward.

     Interest payments on floating rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or from and including the date of issue, if no interest has been paid, to but excluding the related interest payment date or maturity.

     With respect to each floating rate note, accrued interest is calculated by multiplying its face amount by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated.

     - In the case of notes for which the Interest Rate Basis is the Commercial Paper Rate, the Federal Funds Rate, LIBOR or the Prime Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by 360.

     - In the case of notes for which the Interest Rate Basis is the CMT Rate or the Treasury Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by the actual number of days in the year.

     - The interest factor for notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied.

     INTEREST DETERMINATION DATES. The interest rate applicable to each interest reset period commencing on the Interest Reset Date with respect to that interest reset period will be the rate determined as of the applicable "INTEREST DETERMINATION DATE."

     - The Interest Determination Dates with respect to the CMT Rate and the Commercial Paper Rate will be the second business day preceding each Interest Reset Date for the related note.

     - The Interest Determination Dates with respect to the Federal Funds Rate and the Prime Rate, will be the business day immediately preceding each Interest Reset Date.

     - The Interest Determination Dates with respect to LIBOR will be the second London business day preceding each Interest Reset Date.

     - The Interest Determination Date with respect to the Treasury Rate will be the day in the week in which the related Interest Reset Date falls on which Treasury Bills, as defined below, are normally auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday. If an auction is held on the Friday of the week preceding the related Interest Reset Date, the related Interest Determination Date will be the preceding Friday. If an auction falls on any Interest Reset Date, then the related Interest Reset Date will instead be the first business day following the auction.

     - The Interest Determination Date pertaining to a floating rate note the interest rate of which is determined with reference to two or more Interest Rate Bases will be the latest business day which is at least two business days before the applicable Interest Reset Date for the applicable floating rate note on which each Interest Reset Basis is determinable. Each Interest Rate Basis will be determined on the Interest Determination Date, and the applicable interest rate will take effect on the related Interest Reset Date.

     CALCULATION DATE. Unless otherwise provided in the applicable pricing supplement, The Bank of New York will be the calculation agent. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to that floating rate note. Unless otherwise specified in the applicable pricing supplement, the calculation date, if applicable, pertaining to any Interest Determination Date will be the earlier of:

     - the tenth calendar day after the applicable Interest Determination Date, or, if the tenth calendar day is not a business day, the next succeeding business day; or

     - the business day preceding the applicable Interest Payment Date or maturity, as the case may be.

     INITIAL INTEREST RATE. The interest rate in effect with respect to a Floating Rate Note from the Issue Date to the first Interest Reset Date (the "Initial Interest Rate") will be specified in the applicable Pricing Supplement.

     CMT RATE. CMT Rate Notes will bear interest at the rates, calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable CMT Rate Notes and in any applicable pricing supplement.

     "CMT RATE" means:

     (1) the rate displayed on the Designated CMT Telerate Page under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release
H.15 Mondays Approximately 3:45 P.M.", under the column for the Designated CMT Maturity Index for:

          (a) if the Designated CMT Telerate Page is 7051, the rate on the applicable Interest Determination Date, and

          (b) if the Designated CMT Telerate Page is 7052, the weekly or the monthly average, as specified in the applicable pricing supplement, for the week or the month, as applicable, ended immediately preceding the week or the month, as applicable, in which the related Interest Determination Date falls, or

     (2) if the rate referred to in clause (1) is no longer displayed on the relevant page or is not so displayed by 3:00 P.M., New York City time, on the related calculation date, the treasury constant maturity rate for the Designated CMT Maturity Index published in H.15(519), or

     (3) if the rate referred to in clause (2) is no longer published or is not published by 3:00 P.M., New York City time, on the related calculation date, the treasury constant maturity rate for the Designated CMT Maturity Index, or other United States Treasury rate for the Designated CMT Maturity Index, for the applicable Interest Determination Date with respect to the applicable Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519), or

     (4) if the rate referred to in clause (3) is not so published by 3:00 P.M., New York City time, on the applicable calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as a yield to maturity, based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers in The City of New York, which may include the agent or its affiliates (each, a "Reference Dealer"), selected by the calculation agent from five Reference Dealers selected by the calculation agent after eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for the most recently issued direct noncallable fixed rate obligations of the United States, "TREASURY NOTES," with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than that Designated CMT Maturity Index minus one year, or

     (5) if the calculation agent is unable to obtain three applicable Treasury Note quotations as referred to in clause (4), the rate on the applicable Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three Reference Dealers in The City of New York selected by the calculation agent from five Reference Dealers selected by the calculation agent after eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million, or

     (6) if three or four and not five of Reference Dealers are quoting as referred to in clause (5) above, the rate will be calculated by the calculation agent as the arithmetic mean of the offered rates obtained and neither the highest nor the lowest of quotes will be eliminated, or

     (7) if fewer than three Reference Dealers selected by the calculation agent are quoting as mentioned in clause (5), the rate in effect on the applicable Interest Determination Date.

     If two Treasury Notes with an original maturity as described in clause (6) have remaining terms to maturity equally close to the Designated CMT Maturity Index, the calculation agent will obtain from five Reference Dealers quotations for the Treasury Notes with the shorter remaining term to maturity.

     "DESIGNATED CMT TELERATE PAGE" means the display on Bridge Telerate, Inc. or any successor service on the page specified in the applicable pricing supplement or any other page as may replace the specified page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519), or, if no page is specified in the applicable pricing supplement, page 7052.

     "DESIGNATED CMT MATURITY INDEX" means the original period to maturity of the U.S. Treasury securities, either 1, 2, 3, 5, 7, 10, 20 or 30 years, specified in the applicable pricing supplement with respect to which the CMT Rate will be calculated or, if no maturity is specified in the applicable pricing supplement, 2 years.

     COMMERCIAL PAPER RATE. Commercial Paper Rate Notes will bear interest at the rates, calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable Commercial Paper Rate Notes and in any applicable pricing supplement.

     "COMMERCIAL PAPER RATE" means:

          (1) the Money Market Yield on the applicable Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement published in H.15(519) under the caption "Commercial Paper -- Nonfinancial", or

          (2) if the rate described in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date for commercial paper having the Index Maturity specified in the applicable pricing supplement published in
     H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Commercial Paper -- Nonfinancial", or

          (3) if the rate is referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on the applicable Interest Determination Date of three leading dealers of United States dollar commercial paper in The City of New York, which may include the agent and its affiliates, selected by the calculation agent for commercial paper having the Index Maturity specified in the applicable pricing supplement placed for industrial issuers whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization, or

          (4) if the dealers selected by the calculation agent are not quoting as mentioned in clause (3), the rate in effect on the applicable Interest Determination Date.

     "MONEY MARKET YIELD" means a yield calculated in accordance with the following formula and expressed as a percentage:

                                 D X 360
        Money Market Yield =  -------------  X 100
                              360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     FEDERAL FUNDS RATE. Federal Funds Rate Notes will bear interest at the rates, calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable Federal Funds Rate Notes and in any applicable pricing supplement.

     "FEDERAL FUNDS RATE" means:

          (1) the rate on the applicable Interest Determination Date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)", as displayed on Bridge Telerate, Inc. or any successor service on page 120 or any other page as may replace the applicable page on that service, "TELERATE PAGE 120," or

          (2) if the rate referred to in clause (1) does not appear on Telerate Page 120 or is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date for United States dollar federal funds published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Federal Funds/Effective Rate", or

          (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agent or its affiliates, selected by the calculation agent before 9:00 A.M., New York City time, on the applicable Interest Determination Date, or

          (4) if the brokers selected by the calculation agent are not quoting as mentioned in clause (3), the rate in effect on the applicable Interest Determination Date.

     LIBOR. LIBOR Notes will bear interest at the rates, calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any, specified in the applicable LIBOR Notes and in any applicable pricing supplement.

     "LIBOR" means:

          (1) if "LIBOR Telerate" is specified in the applicable pricing supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, LIBOR will be the rate for deposits in the LIBOR Currency, as defined below, having the Index Maturity specified in the applicable pricing supplement, commencing on the second London business day immediately following that Interest Determination Date that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on the applicable Interest Determination Date, or

          (2) if "LIBOR Reuters" is specified in the applicable pricing supplement, LIBOR will be the arithmetic mean of the offered rates for deposits in the LIBOR Currency having the Index Maturity specified in the applicable pricing supplement, commencing on the second London business day immediately following that Interest Determination Date, that appear, on the Designated LIBOR Page specified in the applicable pricing supplement as of 11:00 A.M., London time, on the applicable Interest Determination Date. If the Designated LIBOR Page by its terms provides only for a single rate, then the single rate will be used, or

          (3) with respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the designated LIBOR Page as specified in clauses (1) and (2), respectively, the rate calculated by the calculation agent as the arithmetic mean of at least two quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks, which may include affiliates of the agent, in the London interbank market to provide the calculation agent with its offered quotation for deposits in the LIBOR Currency for the period of the Index Maturity specified in the applicable pricing supplement, commencing on the second London business day immediately following the applicable Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the applicable Interest Determination Date and in a principal amount that is representative for a single transaction in the applicable LIBOR Currency in that market at that time, or

          (4) if fewer than two quotations referred to in clause (3) are so provided, the rate on the applicable Interest Determination Date calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center(s), on the applicable Interest Determination Date by three major banks, which may include affiliates of the agent, in the applicable Principal Financial Center selected by the calculation agent for loans in the LIBOR Currency to leading European banks, having the Index Maturity specified designated in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the applicable LIBOR Currency in that market at that time, or

          (5) if the banks so selected by the calculation agent are not quoting as mentioned in clause (4), the rate in effect on the applicable Interest Determination Date.

     "LIBOR CURRENCY" means the currency specified in the applicable pricing supplement as to which LIBOR will be calculated or, if no currency is specified in the applicable pricing supplement, United States dollars.

     "DESIGNATED LIBOR PAGE" means either:

     - if "LIBOR Telerate" is designated in the applicable pricing supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on Bridge Telerate, Inc. or any successor service on the page specified in such pricing supplement or any page as may replace the specified page on that service for the purpose of displaying the London interbank rates of major banks for the applicable LIBOR Currency, or

     - if "LIBOR Reuters" is specified in the applicable pricing supplement, the display on the Reuter Monitor Money Rates Service or any successor service on the page specified in the applicable pricing supplement or any other page as may replace the specified page on that service for the purpose of displaying the London interbank rates of major banks for the applicable LIBOR Currency.

     PRIME RATE. Prime Rate Notes will bear interest at the rates, calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable Prime Rate Notes and any applicable pricing supplement.

     "PRIME RATE" means:

          (1) the rate on the applicable Interest Determination Date as published in H.15(519) under the heading "Bank Prime Loan", or

          (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate under the caption "Bank Prime Loan", or

          (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the arithmetic mean of the rates of interest publicly announced by at least four banks that appear on the Reuters Screen US

     PRIME 1 Page as the particular bank's prime rate or base lending rate as of 11:00 A.M., New York City time, on the applicable Interest Determination Date, or

          (4) if fewer than four rates described in clause (3) by 3:00 P.M., New York City time, on the related calculation date as shown on Reuters Screen US PRIME 1, the rate on the applicable Interest Determination Date calculated by the calculation agent as the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the applicable Interest Determination Date by three major banks, which may include affiliates of the agent, in The City of New York selected by the calculation agent, or

          (5) if the banks selected by the calculation agent are not quoting as mentioned in clause (4), the rate in effect on the applicable Interest Determination Date.

     "REUTERS SCREEN US PRIME 1 PAGE" means the display on the Reuter Monitor Money Rates Service or any successor service on the "US PRIME 1" Page or other page as may replace the US PRIME 1 Page on such service for the purpose of displaying prime rates or base lending rates of major United States banks.

     TREASURY RATE. Treasury Rate Notes will bear interest at the rates, calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable Treasury Rate Notes and in any applicable pricing supplement.

     "TREASURY RATE" means:

          (1) the rate from the auction held on the applicable Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable pricing supplement under the caption "INVESTMENT RATE" on the display on Bridge Telerate, Inc. or any successor service on page 56 or any other page as may replace page 56 on that service ("Telerate Page 56") or page 57 or any other page as may replace page 57 on that service ("Telerate Page 57"), or

          (2) if the rate described in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the Bond Equivalent Yield of the rate for the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High", or

          (3) if the rate described in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills announced by the United States Department of the Treasury, or

          (4) if the rate referred to in clause (3) is not announced by the United States Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the applicable Interest Determination Date of Treasury Bills having the Index Maturity specified in the applicable Pricing Supplement published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/ Secondary Market", or

          (5) if the rate referred to in clause (4) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/ Secondary Market", or

          (6) if the rate referred to in clause (5) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date, of three primary United States government securities dealers, which may include the agent or its affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement, or

          (7) if the dealers selected by the calculation agent are not quoting as mentioned in clause (6), the rate in effect on the applicable Interest Determination Date.

     "BOND EQUIVALENT YIELD" means a yield calculated in accordance with the following formula and expressed as a percentage:

                                     D X N
        Bond Equivalent Yield =  -------------  X 100
                                 360 - (D X M)

where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

OTHER PROVISIONS; ADDENDA

     Any provisions with respect to an issue of notes, including the determination of one or more Interest Rate Bases, the specification of one or more Interest Rate Bases, the calculation of the interest rate applicable to a floating rate note, the applicable interest payment dates, the stated maturity date, any redemption or repayment provisions or any other matter relating to the applicable notes may be modified by the terms as specified under "Other Provisions" on the face of the applicable notes or in an Addendum relating to the applicable notes, if so specified on the face of the applicable notes and in the applicable pricing supplement.

RENEWABLE NOTES

     We may issue renewable notes ("RENEWABLE NOTES") which are notes which will automatically renew at their maturity date unless the holder of the renewable note elects to terminate the automatic extension feature by giving notice in the manner described in the related pricing supplement.

     The holder of the renewable note must give notice of termination at least 15 but not more than 30 days prior to the renewal date. The holder of a renewable note may terminate the automatic extension for less than all of the holder's renewable notes only if the terms of the note as described in the related pricing supplement specifically permit partial termination. An election to terminate the automatic extension of any portion of the renewable note is not revocable and will be binding on the holder of the note. If the holder elects to terminate the automatic extension of the maturity of the note, the holder will become entitled to the principal and interest accrued up to the renewal date. The related pricing supplement will identify a final maturity date beyond which the maturity date cannot be renewed.

     If a note is represented by a global note (a "GLOBAL NOTE"), the depository or its nominee will be the holder of the note and therefore will be the only entity that can exercise a right to terminate the automatic extension of a note. In order to ensure that the depository or its nominee will timely exercise a right to terminate the automatic extension provisions of a particular note, the beneficial owner of the note must instruct the broker or other participant through which it holds an interest in the note to notify the depository of its desire to terminate the automatic extension of the note. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a note to ascertain the cut-off time by which an instruction must be given for delivery of timely notice to the depository or its nominee.

EXTENDIBLE NOTES

     We may issue notes whose stated maturity date may be extended at our option (an "EXTENDIBLE NOTE") for one or more whole year periods (each an "EXTENSION PERIOD"), up to but not beyond a final maturity date described in the related pricing supplement.

     We may exercise our option to extend the extendible note by notifying the applicable trustee (or any duly appointed paying agent) at least 45 but not more than 60 days prior to the then effective maturity date. If we elect to extend the extendible note, the trustee (or paying agent) will mail (at least 40 days prior to the maturity date) to the registered holder of the extendible note a notice ("EXTENSION NOTICE") informing the holder of our election, the new maturity date and any updated terms. Upon the mailing of the extension notice, the maturity of such note will be extended automatically as set forth in the extension notice.

     In connection with the extension of an extendible note, we may, not later than 20 calendar days prior to the maturity date of an extendible note (or, if such date is not a business day, on the immediately succeeding business day), at our option, establish a higher interest rate, in the case of a fixed rate note, or a higher spread and/or spread multiplier, in the case of a floating rate note, for the extension period by mailing or causing the applicable trustee (or paying agent) to mail notice of that higher interest rate or higher spread and/or spread multiplier to the holder of the note. The notice will be irrevocable.

     If we elect to extend the maturity of an extendible note, the holder of the note will have the option to instead elect repayment of the note by us on the then effective maturity date. In order for an extendible note to be so repaid on the maturity date, we must receive, at least 25 days but not more than 35 days prior to the maturity date.

     (1) the note with the form "Option to Elect Repayment" on the reverse of the note duly completed; or

     (2) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company in the United States setting forth the name of the holder of the note, the principal amount of the note, the principal amount of the note to be repaid, the certificate number or a description of the tenor and terms of the note, a statement that the option to elect repayment is being exercised and a guarantee that the note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the note, will be received by the applicable trustee (or paying agent) not later than the fifth business day after the date of the telegram, telex, facsimile transmission or letter; provided, however, that the telegram, telex, facsimile transmission or letter will only be effective if the applicable trustee (or paying agent) receives the note and form duly completed by that fifth business day. The option may be exercised by the holder of an extendible note for less than the aggregate principal amount of the note then outstanding if the principal amount of the note remaining outstanding after repayment is an authorized denomination.

     A holder who has tendered an extendible note for repayment may, by written notice to us, revoke the tender until 3:00 pm New York City time on the 15th calendar day preceding the then effective maturity date.

     If a note is represented by a global note, the depository or its nominee will be the holder of that note and therefore will be the only entity that can exercise a right to repayment. To ensure that the depository or its nominee timely exercises a right to repayment with respect to a particular note, the beneficial owner of that note must instruct the broker or other participant through which it holds an interest in the note to notify the depository of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a note to determine the cut-off time by which an instruction must be given for timely notice to be delivered to the depository or its nominee.

FUNGIBLE NOTES

     We also have the ability under the senior and subordinated indentures to "reopen" a previously issued tranche of notes and issue additional notes of such tranche or establish additional terms of such tranche to the extent permitted under the indenture. We may also issue notes with the same terms as previously issued notes.

DISCOUNT NOTES

     We may from time to time offer notes at a price less than their redemption price at maturity, resulting in the applicable notes being treated as if they were issued with original issue discount for federal income tax purposes, "DISCOUNT NOTES." Discount Notes may currently pay no interest or interest at a rate which at the time of issuance is below market rates. Additional considerations relating to any Discount Notes are described in "United States Federal Income Taxation."

INDEXED NOTES

     We may from time to time offer notes, "INDEXED NOTES," the principal value of which at maturity will be determined by reference to:

          (a) one or more equity or debt securities, including, but not limited to, the price or yield of those securities;

          (b) any statistical measure of economic or financial performance, including, but not limited to, any currency, consumer price or mortgage index; or

          (c) the price or value of any commodity or any other item or index or any combination,

(collectively, the "Indexed Securities"). The payment or delivery of any consideration on any Indexed Note at maturity will be determined by the decrease or increase, as applicable, in the price or value of the applicable Indexed Securities. The terms of and any additional considerations, including any material tax consequences, relating to any Indexed Notes will be described in the applicable pricing supplement.

     In addition, we may from time to time offer notes under which we may satisfy all or part of our obligations with regard to payment upon maturity, or any redemption or required repurchase or in connection with any exchange provisions, or any interest payment, by delivering to the holders of the notes, other securities, which may or may not be issued by us, or a combination of cash, securities and/or property. The terms of any such notes and any additional considerations, including any material tax consequences will be described in the applicable pricing supplement.

BOOK-ENTRY NOTES

  DESCRIPTION OF THE GLOBAL SECURITIES

     Upon issuance, all notes in book-entry form having the same date of issue, Maturity and otherwise having identical terms and provisions will be represented by one or more fully registered global notes. Each global note will be deposited with, or on behalf of, The Depository Trust Company, as depository, registered in the name of the depository or a nominee of the depository. Unless and until it is exchanged in whole or in part for notes in certificated form, no global note may be transferred except as a whole by the depository to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any such nominee to a successor of the depository or a nominee of the successor.

  DTC PROCEDURES

     The following is based on information furnished by the depository:

     The depository will act as securities depository for the notes in book-entry form. The notes in book-entry form will be issued as fully registered securities registered in the name of Cede & Co., the depository's partnership nominee. One fully registered global note will be issued for each issue of notes in book-entry form, each in the aggregate principal amount of the issue, and will be deposited with the depository. If, however, the aggregate principal amount of any issue exceeds $400,000,000, one global note will be issued with respect to each $400,000,000 of principal amount and an additional global note will be issued with respect to any remaining principal amount of the issue.

     The depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The depository holds securities that its participants deposit with the depository. The depository also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of the depository include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depository is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depository's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the depository and its participants are on file with the SEC.

     Purchases of notes in book-entry form under the depository's system must be made by or through direct participants, which will receive a credit for those notes in book-entry form on the depository's records. The ownership interest of each actual purchaser of each note in book-entry form represented by a global note is, in turn, to be recorded on the records of direct participants and indirect participants. Beneficial owners in book-entry form will not receive written confirmation from the depository of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in a global note representing notes in book-entry form are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of a global note representing notes in book-entry form will not receive notes in certificated form representing their ownership interests in those notes, except if use of the book-entry system for those notes in book-entry form is discontinued.

     To facilitate subsequent transfers, all global notes representing notes in book-entry form which are deposited with, or on behalf of, the depository are registered in the name of the depository's nominee, Cede & Co. The deposit of global notes with, or on behalf of, the depository and their registration in the name of Cede & Co. effect no change in beneficial ownership. The depository has no knowledge of the actual beneficial owners of the global notes representing the notes in book-entry form; the depository's records reflect only the identity of the direct participants to whose accounts such notes in book-entry form are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the depository to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither the depository nor Cede & Co. will consent or vote with respect to the global notes representing the notes in book-entry form. Under its usual procedures, the depository mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants, identified in a listing attached to the omnibus proxy, to whose accounts the notes in book-entry form are credited on the applicable record date.

     We will make principal, premium, if any, and/or interest, if any, payments on the global notes representing the notes in book-entry form in immediately available funds to the depository. The depository's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depository's records unless the depository has reason to believe that it will not receive payment on the applicable payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of the applicable participant and not of the depository, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the depository is the responsibility of us and the trustee, disbursement of payments to direct participants will be the responsibility of the depository, and disbursement of payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

     If applicable, we will send redemption notices to Cede & Co. If we are redeeming less than all of the notes in book-entry form of like tenor and terms, the depository's practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

     A beneficial owner will give notice of any option to elect to have its notes in book-entry form repaid by us, through its participant, to the trustee, and will effect delivery of the applicable notes in book-entry form by causing the direct participant to transfer the participant's interest in the global note notes in book-entry form, on the depository's records, to the trustee.

     The depository may discontinue providing its services as securities depository with respect to the notes in book-entry form at any time by giving reasonable notice to us or the trustee. If we do not appoint a successor securities depository, we are required to print and deliver notes in certificated form.

     We may decide to discontinue use of the system of book-entry transfers through the depository or a successor securities depository. In that event, we will print and deliver notes in certificated form.

     The laws of some states may require that certain purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to own, transfer or pledge beneficial interests in global notes.

     So long as the depository, or its nominee, is the registered owner of a global note, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indentures. Except as provided below, beneficial owners of a global note will not be entitled to have the notes represented by a global note registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of those notes under the indentures. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of the depository and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global note desires to give or take any action which a holder is entitled to give or take under the indentures, the depository would authorize the participants holding the relevant beneficial interests to give or take the desired action, and the participants would authorize beneficial owners owning through the participants to give or take the desired action or would otherwise act upon the instructions of beneficial owners.

     The depository has advised us that its management is aware that some computer applications, systems, and the like for processing data ("SYSTEMS") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." The depository has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within the depository, continue to function appropriately. This program includes a technical assessment, a remediation plan and a testing phase, each of which is complete.

     However, the depository's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom the depository licenses software and hardware, and third party vendors on whom the depository relies for information or the provision of services, including telecommunication and electrical utility services providers, among others. The depository has informed its participants and other members of the financial community that it has contacted third party vendors from whom the depository acquires services to: (1) impress upon them the importance of those services being Year 2000 compliant, and (2) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, the depository is in the process of continually developing and updating such contingency plans as it deems appropriate.

     According to the depository, the foregoing information with respect to the depository has been provided for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

  EXCHANGE FOR NOTES IN CERTIFICATED FORM

     If:

          (a) the depository is at any time unwilling or unable to continue as depository and we do not appoint a successor depository within 60 days,

          (b) we execute and deliver to the trustee a company order to the effect that the global notes shall be exchangeable, or

          (c) an Event of Default has occurred and is continuing with respect to the notes,

the global note or global notes will be exchangeable for notes in certificated form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples of $1,000. The certificated notes will be registered in the name or names as the depository instructs the trustee. We expect that instructions will be based upon directions received by the depository from participants with respect to ownership of beneficial interests in global notes.

     The information in this section concerning the depository and the depository's system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of the information.

                     UNITED STATES FEDERAL INCOME TAXATION

GENERAL

     This section summarizes the material U.S. tax consequences to holders of notes. The discussion is limited in the following ways:

     - The discussion only covers you if you buy your notes in the initial offering.

     - The discussion only covers you if you hold your notes as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

     - The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of notes. We suggest that you consult your tax advisor about the consequences of holding notes in your particular situation.

     - The discussion is based on current law. Changes in the law may change the tax treatment of the notes, possibly with a retroactive effect.

     - The discussion does not cover state, local or foreign law.

     - The discussion does not cover every type of note that we might issue. If we intend to issue a note of a type not described in this summary, we will provide additional tax information in the applicable pricing supplement.

     - The discussion does not apply to you if you are a non-U.S. holder of notes and if you (a) own 10% or more of our voting stock, (b) are a "controlled foreign corporation" with respect to us, or (c) are a bank making a loan in the ordinary course of its business.

     - We have not requested a ruling from the IRS on the tax consequences of owning the notes. As a result, the IRS could disagree with portions of this discussion.

     If you are considering buying notes, we suggest that you consult your tax advisor about the tax consequences of holding the notes in your particular situation.

TAX CONSEQUENCES TO U.S. HOLDERS

     This section applies to you if you are a "U.S. Holder". A "U.S. Holder" is:

     - an individual U.S. citizen or resident alien;

     - a corporation, or entity taxable as a corporation, that was created under U.S. law (federal or state); or

     - an estate or trust whose world-wide income is subject to U.S. federal income tax.

     If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding notes, we suggest that you consult your tax advisor.

  Interest

     The tax treatment of interest paid on the notes depends upon whether the interest is "qualified stated interest."

     "Qualified stated interest" is any interest that meets all the following conditions:

     - It is payable at least once each year.

     - It is payable over the entire term of the note.

     - It is payable at a single fixed rate or under a single formula.

     - The note has a maturity of more than one year from its issue date.

     If any interest on a note is qualified stated interest, then

     - If you are a cash method taxpayer, you must report that interest in your income when you receive it.

     - If you are an accrual method taxpayer, you must report that interest in your income as it accrues.

     If any interest on a note is not qualified stated interest, it is subject to the rules for original issue discount ("OID") described below.

  Determining Amount of OID

     Discount Notes are subject to additional tax rules. The amount of OID on a Discount Note is determined as follows:

     - The amount of OID on a note is the "stated redemption price at maturity" of the note minus the "issue price" of the note. If this amount is negative, there is no OID.

     - The "stated redemption price at maturity" of a note is the total amount of all principal and interest payments to be made on the note, other than qualified stated interest. In a typical case where all interest is qualified stated interest, the stated redemption price at maturity is the same as the principal amount.

     - The "issue price" of a note is the first price at which a substantial amount of the notes are sold to the public.

     - If the OID on a Discount Note is de minimis, it is disregarded and not treated as OID. In general, OID is considered de minimis if the amount of OID is less than the following items multiplied together: (a) .25% (1/4 of 1%), (b) the number of full years from the issue date to the maturity date and (c) the principal amount of the note.

         Accrual of OID Into Income

     Discount Notes have the following consequences:

     - A holder must include the total amount of OID in income as ordinary income over the life of the Discount Note.

     - All holders of Discount Notes, even those on the cash method of accounting, must include OID in income as the OID accrues on the Discount Notes. This means that holders are required to report OID income, and in some cases pay tax on that income, before they receive the cash that corresponds to that income.

     - OID accrues on a Discount Note on a "constant yield" method. This method takes into account the compounding of interest. Under this method, the accrual of OID on a Discount Note, combined with the inclusion into income of any qualified stated interest on the Discount Note, will result in the holder being taxable at approximately a constant percentage of the unrecovered investment in the note.

     - The accruals of OID on a Discount Note will generally be less in the early years and more in the later years.

     - If any of the interest paid on the Discount Note is not qualified stated interest, that interest is taxed solely as OID. It is not separately taxed when it is paid to the holder.

     - Your tax basis in the Discount Note is initially your cost in such note. It increases by any OID you report as income. It decreases by any principal payments you receive on the Discount Note, and by any interest payments you receive that are not qualified stated interest.

  Notes Subject to Additional Tax Rules

     Additional or different tax rules apply to several types of notes that we may issue.

     SHORT-TERM NOTES: We may issue notes with a maturity of one year or less. These are referred to as "Short-Term Notes."

     - No interest on these notes is qualified stated interest. Otherwise, the amount of OID is calculated in the same manner as described above.

     - Certain elections apply to the method of accrual of OID on Short-Term Notes over the life of the notes.

     - Accrual method taxpayers and certain other holders, such as banks and securities dealers, must include OID in income as it accrues.

     - If you are a cash method taxpayer not subject to the accrual rule described above, you do not include OID in income until you actually receive payments on the note. Alternatively, you can elect to include OID in income as it accrues.

     - Two special rules apply if you are a cash method taxpayer and do not include OID in income as it accrues. First, if you sell the note or it is paid at maturity, and you have a taxable gain, then the gain is ordinary income to the extent of the accrued OID on the note at the time of the sale that you have not yet taken into income. Second, if you borrow money (or do not repay outstanding debt) to acquire or hold the note, then while you hold the note you cannot deduct any interest on the borrowing that corresponds to accrued OID on the note until you include the OID in your income.

     FLOATING RATE NOTES: Floating Rate Notes are subject to special OID rules.

     - If the interest rate is based on a single fixed formula based on objective financial information (which may include a fixed interest rate for the initial period), all the interest will be qualified stated interest. The amount of OID (if any), and the method of accrual of OID, will then be calculated by converting the note's initial floating rate into a fixed rate and by applying the general OID rules described above.

     - If the note has more than one formula for interest rates, it is possible that the combination of interest rates might create OID. We suggest that you consult your tax advisor concerning the OID accruals on such a note.

     FOREIGN CURRENCY NOTES: A "Foreign Currency Note" is a note denominated in a currency other than U.S. dollars. Special tax rules apply to these notes:

     - If you are a cash method taxpayer, you will be taxed on the U.S. dollar value of any foreign currency you receive as interest. The dollar value will be determined as of the date when you receive the payments.

     - If you are an accrual method taxpayer, you must report interest income as it accrues. You can use the average foreign currency exchange rate during the relevant interest accrual period (or, if that period spans two taxable years, during the portion of the interest accrual period in the relevant taxable year). In this case, you will make an adjustment upon receipt of the foreign currency to reflect actual exchange rates at that time. Certain alternative elections may also be available.

     - Any OID on Foreign Currency Notes will be determined in the relevant foreign currency. All holders must accrue OID in the same manner that an accrual basis holder accrues interest income.

     - Your initial tax basis in a Foreign Currency Note is the amount of U.S. dollars you pay for the note (or, if you pay in foreign currency, the U.S. dollar value of that foreign currency on the purchase date). Adjustments are made to reflect OID and other items as described above.

     - If you collect foreign currency upon the maturity of the note, or if you sell the note for foreign currency, your gain or loss will be based on the U.S. dollar value of the foreign currency you receive. For a publicly traded Foreign Currency Note, this value is determined for cash basis taxpayers on the settlement date for the sale of the note, and for accrual basis taxpayers on the trade date for the sale (although such taxpayers can also elect the settlement date). You will then have a tax basis in the foreign currency equal to the value reported on the sale.

     - Any gain or loss on the sale or retirement of a note will be ordinary income or loss to the extent it arises from currency fluctuations between your purchase date and sale date.

     Any gain or loss on the sale of foreign currency will also be ordinary income or loss.

     OTHER CATEGORIES OF NOTES: Additional rules may apply to certain other categories of notes. The applicable pricing supplement may describe these rules. In addition, we suggest that you consult your tax advisor in these situations. These categories of notes include:

     - Notes with contingent payments;

     - Notes which we may be required by the holder to redeem prior to their maturity;

     - Notes that are callable by us before their maturity, other than typical calls at a premium;

     - Indexed Notes with an index tied to currencies; and

     - Notes that are extendable at our option or the option of the holder.

  Premium and Discount

     Additional special rules apply in the following situations involving discount or premium:

     - If you buy a note in the initial offering for more than its stated redemption price at maturity, the excess amount you pay will be "bond premium". You can use bond premium to reduce your taxable interest income over the life of your note.

     - Similarly, if a note has OID and you buy it in the initial offering for more than the issue price, the excess (up to the total amount of OID) is called "acquisition premium". The amount of OID you are required to include in income will be reduced by the amount of acquisition premium over the life of the note.

     - If you buy a note in the initial offering for less than the initial offering price to the public, special rules concerning "market discount" may apply.

     Appropriate adjustments to tax basis are made in these situations. We suggest that holders in these situations consult their tax advisors.

  Accrual Election

     You can elect to be taxed on the income from the note in a different manner than described above. Under the election:

     - No interest is qualified stated interest.

     - You include amounts in income as they economically accrue to you. The accrual of income is in accordance with the constant yield method, based on the compounding of interest. The accrual of income takes into account stated interest, OID (including de minimis OID), market discount, and premium.

     - Your tax basis is increased by all accruals of income and decreased by all payments you receive on the note.

  Sale or Retirement of Notes

     On your sale or retirement of your note:

     - You will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in the note. Your tax basis in the note is your cost, subject to certain adjustments.

     - Your gain or loss will generally be capital gain or loss and will be long term capital gain or loss if you held the note for more than one year.

     - If (a) you purchased the note with de minimis OID, (b) you did not make the election to accrue all OID into income, and (c) you receive the principal amount of the note upon the sale or retirement, then you will generally have capital gain equal to the amount of the de minimis OID.

     - If you sell the note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the note but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

     - All or part of your gain may be ordinary income rather than capital gain in certain cases. These cases include sales of Short-Term Notes, notes with market discount, notes with contingent payments, or Foreign Currency Notes.

  Information Reporting and Backup Withholding

     Under the tax rules concerning information reporting to the IRS:

     - Assuming you hold your notes through a broker or other securities intermediary, the intermediary must provide information to the IRS concerning interest, OID and retirement proceeds on your notes, unless an exemption applies.

     - Similarly, unless an exemption applies, you must provide the intermediary with your taxpayer identification number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

     - If you are subject to these requirements but do not comply, the intermediary must withhold 31% of all amounts payable to you on the notes (including principal payments). If the intermediary withholds payments, you may use the withheld amount as a credit against your federal income tax liability.

     - All individual U.S. Holders are subject to these requirements. Some U.S. Holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

     This section applies to you if you are a "Non-U.S. Holder." A "Non-U.S. Holder" is:

     - an individual that is a nonresident alien;

     - a corporation organized or created under non-U.S. law; or

     - an estate or trust that is not taxable in the U.S. on its worldwide income.

  Withholding Taxes

     Generally, payments of principal and interest on the notes will not be subject to U.S. withholding taxes.

     However, for the exemption from withholding taxes to apply to you, you must meet one of the following requirements:

     - You provide your name, address, and a signed statement that you are the beneficial owner of the note and are not a U.S. Holder. This statement is generally made on Form W-8 or Form W-8BEN.

     - You or your agent claim an exemption from withholding tax under an applicable tax treaty. This claim is generally made on Form 1001 or Form W-8BEN.

     - You or your agent claim an exemption from withholding tax on the ground that the income is effectively connected with the conduct of a trade or business in the U.S. This claim is generally made on Form 4224 or Form W-8ECI.

     We suggest that you consult your tax advisor about the specific methods for satisfying these requirements. These procedures will change on January 1, 2001. In addition, a claim for exemption will not be valid if the person receiving the applicable form has actual knowledge that the statements on the form are false.

     Even if you comply with these conditions, withholding tax might arise if the amount of interest payable on a note is based on our earnings or on other attributes of ours. If this exception applies, additional information will be provided in the applicable pricing supplement.

  Sale or Retirement of Notes

     If you sell a note or it is redeemed, you will not be subject to federal income tax on any gain unless one of the following applies:

     - The gain is connected with a trade or business that you conduct in the U.S.

     - You are an individual, you are present in the U.S. for at least 183 days during the year in which you dispose of the note, and certain other conditions are satisfied.

     - The gain represents accrued interest or OID, in which case the rules for interest would apply.

  U.S. Trade or Business

     If you hold your note in connection with a trade or business that you are conducting in the U.S.:

     - Any interest on the note, and any gain from disposing of the note, generally will be subject to income tax as if you were a U.S. Holder.

     - If you are a corporation, you may be subject to the "branch profits tax" on your earnings that are connected with your U.S. trade or business, including earnings from the note. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

  Estate Taxes

     If you are an individual, your notes will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the notes were not connected to a trade or business that you were conducting in the U.S.

  Information Reporting and Backup Withholding

     U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. Holders as follows:

     - Principal and interest payments you receive will be automatically exempt from the usual rules if you provide the tax certifications needed to avoid withholding tax on interest, as described above. The exemption does not apply if the recipient of the applicable form knows that the form is false. In addition, interest payments made to you will be reported to the IRS on Form 1042-S.

     - Sale proceeds you receive on a sale of your notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup reporting may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

                                 PLAN OF DISTRIBUTION

     We are offering the notes for sale on a continuing basis through the agents who will purchase the notes, as agent or principal, from us, for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the agents, or, if so specified in an applicable pricing supplement, for resale at a fixed public offering price. Unless otherwise specified in an applicable pricing supplement, any note sold to an agent as principal will be purchased by that agent at a price equal to 100% of the principal amount of the note less a percentage of the principal amount equal to the commission applicable to an agency sale, as described below, of a note of identical maturity. Each agent has agreed to utilize its reasonable efforts on an agency basis to solicit offers to purchase the notes at 100% of the principal amount of the notes, unless otherwise specified in an applicable pricing supplement. If notes are sold on an agency basis, we will pay a commission to the agent, ranging from .125% to .75% of the principal amount of a note, depending upon its stated maturity or, with respect to a note for which the stated maturity is in excess of 30 years, a commission as agreed upon by us and an agent at the time of sale.

     An agent may sell notes it has purchased from us as principal to other dealers for resale to investors, and may allow any portion of the discount received in connection with those purchases from us to those dealers. After the initial public offering of notes, the agent may change the public offering price, in the case of notes to be resold at a fixed public offering price, the concession and the discount allowed to dealers.

     We reserve the right to withdraw, cancel or modify the offer made by this prospectus supplement without notice and may reject orders, in whole or in part, whether placed directly with us or through any agent. An agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase notes received by that agent.

     Unless otherwise specified in an applicable pricing supplement, the agent will be required to pay the purchase price of the notes in immediately available funds in U.S. dollars or the specified currency, as the case may be, in New York City on the date of settlement.

     No note will have an established trading market when issued. Unless specified in the applicable pricing supplement, we will not list the notes on any securities exchange. Any agent may from time to time purchase and sell notes in the secondary market, but the agents are not obligated to do so, and there can be no assurance that there will be a secondary market for the notes or liquidity in the secondary market if one develops. From time to time, the agents may make a market in the notes.

     The agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. We have agreed to indemnify the agents against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the agents may be required to make in respect of those liabilities. We have agreed to reimburse the agents for certain expenses.

     From time to time, we may issue and sell other securities described in the accompanying prospectus, and the amount of notes that we may offer and sell under this prospectus supplement may be reduced as a result of those sales.

     In connection with the offering of notes purchased by an agent as principal on a fixed price basis, the agent is permitted to engage in certain transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If an agent creates a short position in the notes in connection with the offering, i.e., if it sells notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement, then the agent may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of the notes to be higher than in the absence of these purchases.

     FleetBoston Robertson Stephens Inc. ("FRS") is our wholly-owned subsidiary. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding a NASD member firm's underwriting securities of an affiliate. In accordance with Rule 2720, no NASD member may make sales in this offering to any discretionary account without the prior written approval of the customer. This prospectus supplement and the accompanying prospectus may be used by FRS in connection with offers and sales related to secondary market transactions in the notes. FRS may act as principal or agent in these transactions. Those sales will be made at prices related to prevailing market prices at the time of sale.

     Neither we nor any agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any agent makes any representation that an agent will engage in any of those transactions or that those transactions, once commenced, will not be discontinued without notice.

     In the ordinary course of business, certain of the agents and their affiliates have engaged, and may in the future engage, in investment banking, commercial banking and financial advisory transactions with FleetBoston and its affiliates.

PROSPECTUS


                              [FLEET BOSTON LOGO]

                            FLEET BOSTON CORPORATION



Fleet Boston Corporation may offer and sell --

--   Debt Securities

--   Warrants

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplements carefully before you invest.

A security is not a deposit and the securities are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.









NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is December 10, 1999.

              IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS
             PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT

     We may provide information to you about the securities we are offering in three separate documents that progressively provide more detail:

     - this prospectus, which provides general information, some of which may not apply to your securities;

     - the accompanying prospectus supplement, which describes the terms of the securities, some of which may not apply to your securities; and

     - if necessary, a pricing supplement, which describes the specific terms of your securities.

     IF THE TERMS OF YOUR SECURITIES VARY BETWEEN THE PRICING SUPPLEMENT, THE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, YOU SHOULD RELY ON THE INFORMATION IN THE FOLLOWING ORDER OF PRIORITY:

     - THE PRICING SUPPLEMENT, IF ANY;

     - THE PROSPECTUS SUPPLEMENT; AND

     - THE PROSPECTUS.

     We include cross-references in this prospectus and the accompanying prospectus supplement to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents included in the accompanying prospectus supplement provide the pages on which these captions are located.

                            ------------------------

     Unless indicated in the applicable prospectus supplement, neither we nor the underwriters have taken any action that would permit us to publicly sell these securities in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about and comply with any restrictions as to the offering of the securities and the distribution of this prospectus.

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
About This Prospectus...............    2
Where You Can Find More
  Information.......................    2
Forward-looking Statements..........    4
Fleet Boston Corporation............    5
Supplemental Consolidated Ratios of
  Earnings to Fixed Charges.........    6
Use of Proceeds.....................    6
Regulation and Supervision..........    6
  General...........................    7
  Liability for Bank Subsidiaries...    7
  Capital Requirements..............    7
  FDICIA............................    8
  Dividend Restrictions.............    9
  Deposit Insurance Assessments.....    9
  Depositor Preference Statute......   10
  Brokered Deposits.................   10
  Interstate Banking and
     Branching......................   10
  Control Acquisitions..............   11
  Recent Legislation................   11
  Future Legislation................   12
Description of Debt Securities......   12
  General...........................   12
  Registration and Transfer.........   14

                                      PAGE
                                      ----
  Payment and Place of Payment......   14
  Global Securities.................   14
  Events of Default.................   15
  Modification and Waiver...........   16
  Consolidation, Merger and Sale of
     Assets.........................   17
  Regarding the Trustee.............   17
  International Offering............   17
Senior Debt Securities..............   18
  Restrictive Covenants.............   18
  Defeasance........................   19
Subordinated Debt Securities........   19
  Subordination.....................   19
  Restrictive Covenants.............   21
Description of Warrants.............   21
  Offered Warrants..................   21
  Further Information in Prospectus
     Supplement.....................   22
  Significant Provisions of the
     Warrant Agreements.............   23
Plan of Distribution................   24
Experts.............................   25
Legal Opinions......................   25

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, the "SEC," utilizing a "shelf" registration process. Under this shelf process, we may from time to time sell any combination of the debt securities or warrants described in this prospectus in one or more offerings up to a total dollar amount of $2,351,868,750. We may also sell other securities under the registration statement that will reduce the total dollar amount of securities that we may sell under this prospectus. This prospectus provides you with a general description of the debt securities or warrants we may offer. Each time we sell debt securities or warrants, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

     Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "FLEETBOSTON," "WE," "US," "OUR" or similar references mean Fleet Boston Corporation.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement under the Securities Act of 1933 that registers, among other securities, the offer and sale of the securities offered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

     In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

             Public Reference Room
              450 Fifth Street, N.W.
                    Room 1024
             Washington, D.C. 20549
            Northeast Regional Office
              7 World Trade Center
                     Suite 1300
          New York, New York 10048
             Midwest Regional Office
            500 West Madison Street
                     Suite 1400
           Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

     The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is:

                                 http://www.sec.gov.

     You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The SEC allows us to "INCORPORATE BY REFERENCE" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

     This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition.

                      SEC FILINGS                                           PERIOD
                      -----------                                           ------
Annual Report on Form 10-K..............................    Year ended December 31, 1998, as filed
                                                            on March 26, 1999
Quarterly Report on Form 10-Q...........................    Quarter ended March 31, 1999, as filed
                                                            on May 14, 1999
                                                            Quarter ended June 30, 1999, as filed
                                                            on August 12, 1999
                                                            Quarter ended September 30, 1999, as
                                                            filed on November 12, 1999
Items 10-13 of FleetBoston's Definitive Proxy Statement
  to FleetBoston's Stockholders for the 1999 Annual
  Meeting of FleetBoston Stockholders...................    Filed on March 5, 1999
The description of FleetBoston common stock set forth in
  the FleetBoston registration statement filed by
  Industrial National Corporation (predecessor to
  FleetBoston) on Form 8-B dated May 29, 1970, and any
  amendment or report filed for the purpose of updating
  such description; and
Current Reports on Form 8-K.............................    Filed:
                                                            -February 1, 1999
                                                            -March 17, 1999
                                                            -April 2, 1999
                                                            -April 20, 1999
                                                            -May 14, 1999
                                                            -July 20, 1999
                                                            -August 12, 1999
                                                            -September 16, 1999
                                                            -September 30, 1999
                                                            -October 1, 1999
                                                            -October 15, 1999
                                                            -November 2, 1999
                                                            -November 19, 1999
                                                            -November 22, 1999

     We incorporate by reference additional documents that we may file with the SEC between the date of this prospectus and the date we sell all of the debt securities. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC's Internet world wide web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                         Investor Relations Department
                            Fleet Boston Corporation
                         P.O. Box 2016, MA BOS 01-20-02
                        Boston, Massachusetts 02106-2106
                                 (617) 434-7858

     We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, including information included or incorporated by reference, contains certain forward-looking statements with respect to our financial condition, results of operations, plans, objectives, future performance and business, including, without limitation:

     - statements relating to the cost savings and accretion to reported earnings estimated to result from our merger with BankBoston Corporation;

     - statements relating to revenues of the combined company after our merger with BankBoston;

     - statements relating to the restructuring charges estimated to be incurred in connection with our merger with BankBoston; and

     - statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions.

     These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to many factors, including:

     - general political and economic conditions, either internationally, nationally or in the states in which we are doing business, may be less favorable than expected;

     - interest rate and currency fluctuations, equity and bond market fluctuations, the level of customers' bankruptcies, and inflation may be greater than expected;

     - competitive pressures among financial services companies may increase significantly;

     - legislative or regulatory changes may adversely affect our business;

     - technological changes, including year 2000 data systems compliance issues, may be more difficult or expensive than anticipated;

     - expected cost savings from our merger with BankBoston may not be fully realized or realized within the expected time frame;

     - revenues following our merger with BankBoston may be lower than expected;

     - costs or difficulties related to the integration of our business and that of BankBoston may be greater than expected; and

     - the negative impact of the divestitures to be completed in connection with our merger with BankBoston may be greater than expected.

                            FLEET BOSTON CORPORATION

     We are a diversified financial services company, with consumer and commercial platforms serving approximately 20 million customers nationally and internationally. Our lines of business include:

     - institutional and investment banking;

     - cash management;

     - trade services;

     - export finance;

     - mortgage banking;

     - corporate finance;

     - asset-based lending;

     - commercial lending;

     - real estate lending;

     - government banking;

     - investment management services;

     - equipment leasing;

     - credit cards;

     - discount brokerage services;

     - student loan processing; and

     - full-service banking in leading Latin American Markets.

     On October 1, 1999, we completed the merger of BankBoston Corporation into us.

     - The name of the combined company was changed to "Fleet Boston
       Corporation."

     - The combined company will be doing business under the name "FleetBoston Financial."

     - The headquarters of the combined company will remain in Boston, Massachusetts.

     - Terrence Murray, our Chairman and Chief Executive Officer, was appointed the Chairman of the Board of Directors and Chief Executive Officer of the combined company.

     - Charles K. Gifford, Chairman and Chief Executive Officer of BankBoston, was appointed the President and Chief Operating Officer of the combined company. Mr. Gifford will succeed to the role of Chief Executive Officer as of December 31, 2001, or at such earlier time as Mr. Murray may step down from that role, and Mr. Gifford will succeed to the role of Chairman of the Board of Directors on December 31, 2002, or at such earlier time as Mr. Murray may step down from that role.

     - The board of directors of the combined company consists of 13 directors from Fleet and 11 directors from BankBoston.

     - The merger was accounted for under the "pooling-of-interests" method of accounting. This means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been one, and no goodwill will be created. In addition, the merger was treated as a "reorganization" under the Internal Revenue Code. This means that we will not recognize any gain or loss as a result of the merger.

     - At the effective time of the merger, each share of common stock of BankBoston, outstanding immediately prior to the effective time of the merger was converted into 1.1844 shares of our common stock.

     In connection with obtaining regulatory approvals for the merger, the Federal Reserve Board and the United States Department of Justice required us to agree to divest approximately $13 billion of deposits and $9 billion of loans from the combined company, resulting in estimated divested income of $160 million after tax.

     All financial information set forth in this prospectus and accompanying prospectus supplement has been restated for all periods to give effect to the merger. Because the divestitures will not be significant to us, the financial information has not been adjusted to show the effects of the divestitures.

     At September 30, 1999, our total assets on a consolidated basis were $185.3 billion, our consolidated total deposits were $113.2 billion and our consolidated total stockholders' equity was $15.5 billion. Based on total assets at September 30, 1999, we were the eighth largest bank holding company in the United States.

     For additional information regarding the merger and certain pro forma financial information relating to the merger, see our current reports on Form 8-K filed March 17, 1999, April 2, 1999, May 14, 1999, August 12, 1999,
September 16, 1999, September 30, 1999, October 1, 1999, October 15, 1999 and November 22, 1999, each of which is incorporated by reference into this prospectus. See "Where You Can Find More Information."

     Our principal office is located at One Federal Street, Boston, Massachusetts 02110, telephone number (617) 346-4000.

         SUPPLEMENTAL CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     Our supplemental consolidated ratios of earnings to fixed charges were as follows for the five most recent fiscal years and the nine months ended September 30, 1999:

                                              NINE MONTHS
                                                 ENDED
                                             SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                                             -------------   --------------------------------
                                                 1999        1998   1997   1996   1995   1994
                                             -------------   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges:
Excluding Interest on Deposits.............      2.62x       2.62x  3.00x  2.79x  1.91x  2.11x
  Including Interest on Deposits...........      1.72        1.62   1.72   1.61   1.39   1.52

-------------------------
     For the purpose of computing the ratio of earnings to fixed charges, "EARNINGS" consist of income before income taxes plus fixed charges, excluding capitalized interest. "FIXED CHARGES" consist of interest on short-term debt and long-term debt, including interest related to capitalized leases and capitalized interest, and one-third of rent expense, which approximates the interest component of such expense. In addition, where indicated, fixed charges include interest on deposits.

                                USE OF PROCEEDS

     We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement, pricing supplement or term sheet relating to a specific issue of securities. Our general corporate purposes may include extending credit to, or funding investments in, our subsidiaries. The precise amounts and the timing of our use of the net proceeds will depend upon our subsidiaries' funding requirements and the availability of other funds. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we will use the net proceeds to reduce our short-term indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our growth, through acquisitions or otherwise, or to fund our subsidiaries.

                           REGULATION AND SUPERVISION

     The following discussion sets forth the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries, and provides certain specific information relevant to us. This regulatory framework primarily is intended for the protection of depositors and the deposit insurance funds that insure deposits of banks, and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions. A change in the statutes, regulations or regulatory policies applicable to us or our subsidiaries may have a material effect on our business.

GENERAL

     As a bank holding company, we are subject to regulation under the Bank Holding Company Act of 1956, as amended, and to inspection, examination and supervision by the Federal Reserve Board. Under the Bank Holding Company Act, bank holding companies generally may not acquire ownership or control of any company, including a bank, without the prior approval of the Federal Reserve Board. In addition, bank holding companies generally may engage, directly or indirectly, only in banking and those other activities as are determined by the Federal Reserve Board to be closely related to banking.

     Various governmental requirements, including Sections 23A and 23B of the Federal Reserve Act, as amended, limit borrowings by us and our non-bank subsidiaries from our affiliate insured depository institutions, and also limit various other transactions between us and our non-bank subsidiaries, on the one hand, and our affiliate insured depository institutions, on the other. Section 23A of the Federal Reserve Act also generally requires that an insured depository institution's loans to its non-bank affiliates be secured, and
Section 23B of the Federal Reserve Act generally requires that an insured depository institution's transactions with its non-bank affiliates be on arm's-length terms.

     Our banking subsidiaries are subject to extensive supervision, examination and regulation by various bank regulatory authorities and other governmental agencies in the states and countries where we and our subsidiaries operate. We and our subsidiaries are also affected by the fiscal and monetary policies of the U.S. federal government and the Federal Reserve Board, and by various other governmental requirements and regulations.

LIABILITY FOR BANK SUBSIDIARIES

     Under current Federal Reserve Board policy, a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to maintain resources adequate to support each subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. In addition, Section 55 of the National Bank Act permits the OCC to order the pro rata assessment of stockholders of a national bank whose capital has become impaired. If a stockholder fails, within three months, to pay that assessment, the board of directors has a duty to sell the stockholder's stock to cover the deficiency. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a U.S. federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and entitled to priority of payment.

     Any depository institution insured by the FDIC can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with:

     - the default of a commonly controlled FDIC-insured depository institution; or

     - any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default.

"DEFAULT" generally is defined as the appointment of a conservator or receiver and "IN DANGER OF DEFAULT" generally is defined as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

     All of our domestic banks are FDIC-insured depositary institutions. Also, if a default occurred with respect to a bank, any capital loans to the bank from its parent holding company would be subordinate in right of payment to payment of the bank's depositors and certain of its other obligations.

CAPITAL REQUIREMENTS

     We are subject to risk-based capital requirements and guidelines imposed by the Federal Reserve Board, which are substantially similar to the capital requirements and guidelines imposed by the Federal Reserve Board, the OCC, the OTS and the FDIC on our depository institutions within their respective jurisdictions. For this purpose, a depository institution's or holding company's assets and certain specified off-balance sheet commitments are assigned to four risk categories, each weighted differently based on the level of credit risk that is ascribed to those assets or commitments. In addition, risk-weighted assets are adjusted for low-level recourse and market-risk equivalent assets. A depository institution's or holding company's capital, in turn, is divided into three tiers:

     - core, or "TIER 1," capital, which consists primarily of stockholders' equity less certain identifiable intangible assets and certain other assets;

     - supplementary, or "TIER 2," capital, which includes, among other items, certain other debt and equity investments that do not qualify as Tier 1 capital; and

     - market risk, or "TIER 3," capital, which includes qualifying unsecured subordinated debt.

     Like other bank holding companies, we currently are required to maintain Tier 1 and "TOTAL CAPITAL" (the sum of Tier 1, Tier 2 and Tier 3 capital) equal to at least 4% and 8% of our total risk-weighted assets (including certain off-balance-sheet items, such as unused lending commitments and standby letters of credit), respectively. At September 30, 1999, we met both requirements, with Tier 1 and total capital equal to 7.14% and 11.28% of our total risk-weighted assets.

     The Federal Reserve Board, the FDIC and the OCC have adopted rules to incorporate market and interest rate risk components into their risk-based capital standards. Amendments to the risk-based capital requirements, incorporating market risk, became effective January 1, 1998. Under the new market-risk requirements, capital will be allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

     The Federal Reserve Board also requires bank holding companies to maintain a minimum "LEVERAGE RATIO," defined as Tier 1 capital to average adjusted total assets, of 3%, if the bank holding company has the highest regulatory rating and meets certain other requirements, or of 3% plus an additional cushion of at least 1% to 2% if the bank holding company does not meet these requirements. At September 30, 1999, our leverage ratio was 7.21%, which significantly exceeded the minimum leverage ratio to which we were subject.

     The Federal Reserve Board may set capital requirements higher than the minimums noted above for holding companies whose circumstances warrant it. For example, bank holding companies experiencing or anticipating significant growth may be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "TANGIBLE TIER 1 CAPITAL LEVERAGE RATIO," which would deduct all intangibles, and other indicia of capital strength in evaluating proposals for expansion or new activities.

     Each of our banks is subject to similar risk-based and leverage capital requirements adopted by its applicable U.S. federal banking agency. Each of our banks was in compliance with the applicable minimum capital requirements as of September 30, 1999.

     Failure to meet capital requirements could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restrictions on its business, which are described under "-- FDICIA."

FDICIA

     The Federal Deposit Insurance Corporation Improvement Act of 1991, "FDICIA," among other things, identifies five capital categories for insured depository institutions -- well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized -- and requires U.S. federal bank regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital require-ments based on these categories. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Unless a bank or thrift is well-capitalized, it is subject to restrictions on its ability to offer brokered deposits and on certain other aspects of its operations. An undercapitalized bank or thrift must develop a capital restoration plan and its parent bank holding company must guarantee the bank's or thrift's compliance with the plan up to the lesser of 5% of the bank's or thrift's assets at the time it became undercapitalized and the amount needed to comply with the plan.

     As of September 30, 1999, each of our bank and thrift subsidiaries was well-capitalized, based on the prompt corrective action ratios and guidelines described above. It should be noted, however, that a bank's capital category is determined solely for the purpose of applying the OCC's, or the FDIC's, prompt corrective action regulations and that the capital category may not constitute an accurate representation of the bank's overall financial condition or prospects.

DIVIDEND RESTRICTIONS

     Various U.S. federal and state statutory provisions limit the amount of dividends our banks can pay to us without regulatory approval. Dividend payments by national banks are limited to the lesser of:

     - the level of undivided profits; and

     - absent regulatory approval, an amount not in excess of net income for the current year combined with retained net income for the preceding two years.

     Likewise, the approval of the Federal Reserve Board is required for any dividend by a state-chartered bank that is a member of the Federal Reserve System, a "STATE MEMBER BANK," if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulatory agencies for that year, combined with its retained net profits for the preceding two years. In addition, a state member bank may not pay a dividend in an amount greater than its net profits then on hand. Depending on certain factors, a U.S. federal savings bank may be required to file an application or notice with the OTS prior to the payment of any dividends. For example, an application is required if the total amount of all dividends and other capital distributions for the current calendar year paid by a U.S. federal savings bank exceeds its net income for that year as well as its retained net income for the preceding two years. A prior notice is required if, among other things, a U.S. federal savings bank is proposing to pay a dividend that would reduce the amount of, or retire any of part of, its common or preferred stock or retire any part of any debt instruments which are included in its capital for purposes of OTS regulations.

     At September 30, 1999, approximately $1.66 billion of the total stockholders' equity of our banks was available for payment of dividends to us, without approval by the applicable regulatory authority.

     In addition, U.S. federal bank regulatory authorities have authority to prohibit our banks from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed to constitute an unsafe or unsound practice. The ability of our banks to pay dividends in the future is currently, and could be further, influenced by bank regulatory policies and capital guidelines.

DEPOSIT INSURANCE ASSESSMENTS

     The deposits of each of our domestic banks are insured up to regulatory limits by the FDIC, and, accordingly, are subject to deposit insurance assessments to maintain the Bank Insurance Fund, the "BIF," and/or the Savings Association Insurance Fund, the "SAIF," administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on (1) the bank's capitalization and (2) supervisory evaluations provided to the

FDIC by the institution's primary U.S. federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it is classified by the FDIC.

     Effective January 1, 1997, the annual insurance premiums on bank deposits insured by the BIF and the SAIF vary between $0.00 per $100 of deposits for banks classified in the highest capital and supervisory evaluation categories to $0.27 per $100 of deposits for banks classified in the lowest capital and supervisory evaluation categories.

     The Deposit Insurance Funds Act provides for assessments to be imposed on insured depository institutions with respect to deposits insured by the BIF and the SAIF (in addition to assessments currently imposed on depository institutions with respect to BIF- and SAIF-insured deposits) to pay for the cost of Financing Corporation, "FICO," funding. The FDIC established the FICO assessment rates effective October 1, 1999, at $0.01184 per $100 annually for BIF-assessable deposits and $0.05920 per $100 annually for SAIF-assessable deposits. The FICO assessments do not vary depending upon a depository institution's capitalization or supervisory evaluations. Our banks held approximately $97.0 billion and $3.4 billion, respectively, of BIF-assessable and SAIF-assessable deposits as of September 30, 1999.

DEPOSITOR PREFERENCE STATUTE

     In the "liquidation or other resolution" of an institution by any receiver, U.S. federal legislation provides that deposits and certain claims for administrative expenses and employee compensation against the insured depository institution would be afforded a priority over other general unsecured claims against that institution, including federal funds and letters of credit.

BROKERED DEPOSITS

     Under FDIC regulations, no FDIC-insured depository institution can accept brokered deposits unless it (1) is well capitalized, or (2) is adequately capitalized and receives a waiver from the FDIC. In addition, these regulations prohibit any depository institution that is not well-capitalized from (1) paying an interest rate on deposits in excess of 75 basis points over certain prevailing market rates or (2) offering "pass through" deposit insurance on certain employee benefit plan accounts, unless it provides certain notice to affected depositors.

INTERSTATE BANKING AND BRANCHING

     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act, "RIEGLE-NEAL," subject to certain concentration limits and other requirements:

     - bank holding companies such as us are permitted to acquire banks and bank holding companies located in any state;

     - any bank that is a subsidiary of a bank holding company is permitted to receive deposits, renew time deposits, close loans, service loans and receive loan payments as an agent for any other bank subsidiary of that bank holding company; and

     - banks are permitted to acquire branch offices outside their home states by merging with out-of-state banks, purchasing branches in other states and establishing de novo branch offices in other states. The ability of banks to acquire branch offices through purchase or opening of other branches is contingent, however, on the host state having adopted legislation "opting in" to those provisions of Riegle-Neal. In addition, the ability of a bank to merge with a bank located in another state is contingent on the host state not having adopted legislation "opting out" of that provision of Riegle-Neal.

     We might use Riegle-Neal to acquire banks in additional states and to consolidate our bank subsidiaries under a smaller number of separate charters.

CONTROL ACQUISITIONS

     The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company, unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as us, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

     In addition, a company is required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of any class of outstanding common stock of a bank holding company, or otherwise obtaining control or a "controlling influence" over that bank holding company.

RECENT LEGISLATION

     On November 12, 1999, President Clinton signed into law legislation that allows bank holding companies to engage in a wider range of nonbanking activities, including greater authority to engage in securities and insurance activities. Under the Gramm-Leach-Bliley Act (the "Act"), a bank holding company that elects to become a financial holding company may engage in any activity that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines by regulation or order is (1) financial in nature, (2) incidental to any such financial activity, or (3) complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. This Act makes significant changes in U.S. banking law, principally by repealing the restrictive provisions of the 1933 Glass-Steagall Act. The Act specifies certain activities that are deemed to be financial in nature, including lending, exchanging, transferring, investing for others, or safeguarding money or securities; underwriting and selling insurance; providing financial, investment, or economic advisory services; underwriting, dealing in or making a market in, securities; and any activity currently permitted for bank holding companies by the Federal Reserve Board under section 4(c)(8) of the Bank Holding Company Act. The Act does not authorize banks or their affiliates to engage in commercial activities that are not financial in nature. A bank holding company may elect to be treated as a financial holding company only if all depository institution subsidiaries of the holding company are well-capitalized, well-managed and have at least a satisfactory rating under the Community Reinvestment Act.

     National banks are also authorized by the Act to engage, through "financial subsidiaries," in any activity that is permissible for a financial holding company (as described above) and any activity that the Secretary of the Treasury, in consultation with the Federal Reserve Board, determines is financial in nature or incidental to any such financial activity, except (1) insurance underwriting, (2) real estate development or real estate investment activities (unless otherwise permitted by law), (3) insurance company portfolio investments and (4) merchant banking. The authority of a national bank to invest in a financial subsidiary is subject to a number of conditions, including, among other things, requirements that the bank must be well-managed and well-capitalized (after deducting from the bank's capital outstanding investments in financial subsidiaries). The Act provides that state banks may invest in financial subsidiaries (assuming they have the requisite investment authority under applicable state law) subject to the same conditions that apply to national bank investments in financial subsidiaries.

     The Act also contains a number of other provisions that will affect our operations and the operations of all financial institutions. One of the new provisions relates to the financial privacy of consumers, authorizing federal banking regulators to adopt rules that will limit the ability of banks and other financial entities to disclose non-public information about consumers to non-affiliated entities. These limi-tations will likely require more disclosure to consumers, and in some circumstances will require consent by the consumer before information is allowed to be provided to a third party.

     At this time, we are unable to predict the impact the Act may have upon our or our subsidiaries' financial condition or results of operations.

FUTURE LEGISLATION

     Changes to the laws and regulations in the states and countries where we and our subsidiaries do business can affect the operating environment of bank holding companies and their subsidiaries in substantial and unpredictable ways. We cannot accurately predict whether legislation will ultimately be enacted, and, if enacted, the ultimate effect that it, or implementing regulations, would have upon our or our subsidiaries' financial condition or results of operations.

                         DESCRIPTION OF DEBT SECURITIES

     The senior debt securities will be issued under an indenture dated as of December 6, 1999, the "SENIOR INDENTURE," between us and The Bank of New York as senior trustee. The subordinated debt securities will be issued under an indenture dated as of December 6, 1999, the "SUBORDINATED INDENTURE," between us and The Bank of New York as subordinated trustee. A copy of each of the indentures are exhibits to the registration statement which contains this prospectus.

     The following summaries of all material terms of the indentures are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the respective indentures, including the definitions of terms.

     The following summaries describe the general terms and provisions of the debt securities to be offered by any prospectus supplement. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities so offered, will be described in the prospectus supplement relating to those offered securities.

     The senior debt securities will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of FleetBoston. The subordinated debt securities will be unsecured and will be subordinated to all existing and future senior indebtedness and other financial obligations of FleetBoston as described under "Subordinated Debt Securities -- Subordination" beginning on page 19. Because we are a holding company, our rights and the rights of our creditors, including the holders of the debt securities we are offering under this prospectus, to participate in the assets of any of our subsidiaries upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. In addition, dividends, loans and advances from certain of our banking subsidiaries to us and our non-banking subsidiaries are restricted by federal and state statutes and regulations.

GENERAL

     We may issue the debt securities from time to time, without limitation as to aggregate principal amount and in one or more series. We expect from time to time to incur additional indebtedness which may be senior to the debt securities. Neither the indentures nor the debt securities will limit or otherwise restrict the amount of other indebtedness which may be incurred or other securities which may be issued by us or our subsidiaries, including indebtedness which may rank senior to the debt securities. The debt securities will not be secured.

     We may issue debt securities upon the satisfaction of conditions contained in the indentures, including the delivery to the applicable trustee of a resolution of our Board of Directors or a certificate of an authorized officer which fixes or establishes the terms of the debt securities being issued. Any resolution or officer's certificate approving the issuance of any issue of debt securities will include the terms of that issue of debt securities, including:

     - the title and series designation;

     - the aggregate principal amount and the limit, if any, on the aggregate principal amount or initial public offering price of the debt securities which may be issued under the applicable indenture;

     - the principal amount payable, whether at maturity or upon earlier acceleration, whether the principal amount will be determined with reference to an index, formula or other method which may be calculated, without limitation, with reference to the value of currencies, securities or baskets of securities, commodities, indices or other measurements to which any such amount payable is linked, and whether the debt securities will be issued as original issue discount securities (as defined below);

     - the date or dates on which the principal of the debt securities is payable;

     - any fixed or variable interest rate or rates per annum or the method or formula for determining an interest rate;

     - the date from which any interest shall accrue;

     - any interest payment dates;

     - whether the debt securities are senior or subordinated, and if subordinated, the terms of the subordination if different from that summarized in this prospectus;

     - the price or prices at which the debt securities will be issued, which may be expressed as a percentage of the aggregate principal amount of those debt securities;

     - the stated maturity date;

     - whether the debt securities are to be issued in global form;

     - any sinking fund requirements;

     - any provisions for redemption, the redemption price and any remarketing arrangements;

     - the minimum denominations;

     - whether the debt securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

     - the form in which we will issue the debt securities, whether registered, bearer or both, and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of the debt securities in either form;

     - information with respect to book-entry procedures;

     - the place or places where payments or deliveries on the debt securities shall be made and the debt securities may be presented for registration of transfer or exchange;

     - whether any of the debt securities will be subject to defeasance in advance of the date for redemption or the stated maturity date;

     - whether, and the terms and conditions relating to when, we may satisfy all or part of our obligations with regard to payment upon maturity, or any redemption or required repurchase or in connection with any exchange provisions, or any interest payment, by delivering to the holders of the debt securities, other securities, which may or may not be issued by us, or a combination of cash, securities and/or property, "MATURITY CONSIDERATION";

     - the terms, if any, upon which the debt securities are convertible into other securities of FleetBoston or another issuer and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provi-sions in addition to or instead of those described in this prospectus; and

     - any other terms of the debt securities which are not inconsistent with the provisions of the applicable indenture.

     Please see the accompanying prospectus supplement, pricing supplement or the terms sheet you have received or will receive for the terms of the specific debt securities we are offering. We may deliver this prospectus before or concurrently with the delivery of a terms sheet. We may issue debt securities under the indentures upon the exercise of warrants to purchase debt securities. See "Description of Warrants." Nothing in the indentures or in the terms of the debt securities will prohibit the issuance of securities representing subordinated indebtedness that is senior or junior to the subordinated debt securities.

     Prospective purchasers of debt securities should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, if they apply.

     Debt securities may be issued as "ORIGINAL ISSUE DISCOUNT SECURITIES" which bear no interest or interest at a rate which at the time of issuance is below market rates and which will be sold at a substantial discount below their principal amount. In the event that the maturity of any original issue discount security is accelerated, the amount payable to the holder of the original issue discount security upon acceleration will be determined in accordance with the applicable prospectus supplement, the terms of the security and the relevant indenture, but will be an amount less than the amount payable at the maturity of the principal of that original issue discount security. Special federal income tax and other considerations relating to original issue discount securities will be described in the applicable prospectus supplement.

REGISTRATION AND TRANSFER

     Unless otherwise indicated in the applicable prospectus supplement, we will issue each series of debt securities in registered form only, without coupons. The indentures, however, provide that we may also issue Debt Securities in bearer form only, or in both registered and bearer form. If debt securities are issued in bearer form, the prospectus supplement will contain additional provisions which apply to those debt securities.

     Holders may present debt securities in registered form for transfer or exchange for other debt securities of the same series at the offices of the trustee according to the terms of the applicable indenture. In no event, however, will debt securities in registered form be exchangeable for debt securities in bearer form.

     Unless otherwise indicated in the applicable prospectus supplement, the debt securities issued in fully registered form will be issued without coupons and in denominations of $1,000 or integral multiples thereof.

     No service charge will be made for any transfer or exchange of the debt securities but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

PAYMENT AND PLACE OF PAYMENT

     We will pay or deliver principal, maturity consideration and any premium and interest in the manner, at the places and subject to the restrictions set forth in the applicable indenture, the debt securities and the applicable prospectus supplement. However, at our option, we may pay any interest by check mailed to the holders of registered debt securities at their registered addresses.

GLOBAL SECURITIES

     Each indenture provides that we may issue debt securities in global form. If any series of debt securities is issued in global form, the prospectus supplement will describe any circumstances under which beneficial owners of interests in any of those global debt securities may exchange their interests for debt securities of that series and of like tenor and principal amount in any authorized form and denomination.

EVENTS OF DEFAULT

     The following are events of default under the indentures with respect to debt securities of any series:

     - default in the payment of any principal or premium when due;

     - default in the payment of any interest when due, which continues for 30 days;

     - default in the delivery or payment of the maturity consideration when due;

     - default in the deposit of any sinking fund payment when due;

     - default in the performance of any other obligation contained in the applicable indenture for the benefit of that series or in the debt securities of that series, which continues for 60 days after written notice;

     - specified events in bankruptcy, insolvency or reorganization; and

     - any other event of default provided with respect to debt securities of that series.

     If an event of default occurs and is continuing for any series of senior debt securities, the senior trustee or the holders of at least 25% in aggregate principal amount or issue price of the outstanding securities of that series may declare all amounts, or any lesser amount provided for in the debt securities of that series, to be due and payable or deliverable immediately.

     The subordinated trustee and the holders of subordinated debt securities will not be entitled to accelerate the maturity of the subordinated debt securities upon the occurrence of any of the events of default described above except in the case of certain events relating to bankruptcy, insolvency or reorganization. There is no right of acceleration in the case of a default in the performance of any covenant with respect to the subordinated debt securities, including the payment of interest and principal or the delivery of the maturity consideration.

     At any time after the trustee or the holders have accelerated series of debt securities, but before the senior trustee has obtained a judgment or decree for payment of money due or delivery of the maturity consideration, the holders of a majority in aggregate principal amount or issue price of outstanding debt securities of that series may rescind and annul that acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all events of default have been remedied or waived.

     The holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of any series may waive an event of default with respect to that series, except a default:

     - in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

     - in an obligation contained in, or a provision of, an indenture which cannot be modified under the terms of that indenture without the consent of each holder of each series of debt securities affected.

     The holders of a majority in principal amount or issue price of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power conferred on the trustee with respect to debt securities of that series, provided that any direction is not in conflict with any rule of law or the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, before proceeding to exercise any right or power under the indenture at the direction of the holders, the trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any direction.

     Unless otherwise stated in the applicable prospectus supplement, any series of debt securities issued under any indenture will not have the benefit of any cross-default provisions with any of our other indebtedness.

     A holder of any debt security of any series will have the right to institute a proceeding with respect to the indenture or for any remedy under the indenture, if:

     - that holder previously gives to the trustee written notice of a continuing event of default with respect to debt securities of that series;

     - the holders of not less than 25% in aggregate principal amount or issue price of the outstanding debt securities of that series also shall have made written request and offered the trustee indemnity satisfactory to the trustee to institute such proceeding as trustee;

     - the trustee shall not have received from the holders of a majority in principal amount or issue price of the outstanding debt securities of that series a direction inconsistent with the request; and

     - the trustee shall have failed to institute the proceeding within 60 days.

However, any holder of a debt security has the absolute right to institute suit for any defaulted payment after the due dates for payment under that debt security.

     We are required to furnish to the trustees annually a statement as to the performance of our obligations under the indentures and as to any default in that performance.

MODIFICATION AND WAIVER

     Each indenture may be modified and amended by us and the applicable trustee with the consent of holders of at least 66 2/3% in principal amount or issue price of each series of debt securities affected. However, without the consent of each holder of any debt security affected, we may not amend or modify any indenture to:

     - change the stated maturity date of the principal or maturity consideration of, or any installment of principal or interest on, any debt security;

     - reduce the principal amount or maturity consideration of, the rate of interest on, or any premium payable upon the redemption of any debt security;

     - reduce the amount of principal or maturity consideration of an original issue discount security payable upon acceleration of its maturity;

     - change the place or currency of payment of principal or maturity consideration of, or any premium or interest on, any debt security;

     - impair the right to institute suit for the enforcement of any payment or delivery on or with respect to any debt security;

     - reduce the percentage in principal amount or issue price of debt securities of any series, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture; or

     - reduce the percentage in principal amount or issue price of debt securities of any series, the consent of whose holders is required to waive any past default.

     The holders of at least a majority in principal amount or issue price of the outstanding debt securities of any series may, with respect to that series, waive past defaults under the applicable indenture, except as described under "-- Events of Default" beginning on page 14.

     We and the trustee may also modify and amend each indenture without the consent of any holder for any of the following purposes:

     - to evidence the succession of another person to us;

     - to add to our covenants for the benefit of the holders of all or any series of securities;

     - to add events of default;

     - to add or change any provisions of the indentures to facilitate the issuance of bearer securities;

     - to change or eliminate any of the provisions of the applicable indenture, so long as any such change or elimination shall become effective only when there is no outstanding security of any series which is entitled to the benefit of that provision;

     - to establish the form or terms of debt securities of any series;

     - to evidence and provide for the acceptance of appointment by a successor trustee;

     - to cure any ambiguity, to correct or supplement any provision in the applicable indenture, or to make any other provisions with respect to matters or questions arising under that indenture, so long as the interests of holders of debt securities of any series are not adversely affected in any material respect under that indenture;

     - to convey, transfer, assign, mortgage or pledge any property to or with the trustee; or

     - to provide for conversion rights of the holders of the debt securities of any series to enable those holders to convert those securities into other securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Unless otherwise indicated in the applicable prospectus supplement, we may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that:

     - the resulting corporation, if other than us, is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of our obligations to:

          - pay or deliver the principal or maturity consideration of, and any premium, or interest on, the debt securities; and

          - perform and observe all of our other obligations under the indentures, and

     - we are not, or any successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the indentures.

     Neither of the indentures provides for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the indentures do not contain any provision which would protect the holders of debt securities against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

REGARDING THE TRUSTEE

     We maintain banking relations with the trustee. In addition, our banking subsidiaries maintain deposit accounts and correspondent banking relations with the trustee.

INTERNATIONAL OFFERING

     If specified in the applicable prospectus supplement, we may issue debt securities outside the United States. Those debt securities may be issued in bearer form and will be described in the applicable prospectus supplement. In connection with any offering outside the United States, we will designate paying agents, registrars or other agents with respect to the debt securities, as specified in the applicable prospectus supplement.

     Debt securities issued outside the United States may be subject to certain selling restrictions which will be described in the applicable prospectus supplement. These debt securities may be listed on one or more foreign stock exchanges as described in the applicable prospectus supplement. We will describe special United States tax and other considerations, if any, applicable to an offering outside the United States in the applicable prospectus supplement.

                             SENIOR DEBT SECURITIES

     The senior debt securities will be our direct, unsecured obligations and will rank pari passu with all of our other outstanding senior indebtedness.

RESTRICTIVE COVENANTS

     DISPOSITION OF VOTING STOCK OF CERTAIN SUBSIDIARIES. We may not sell or otherwise dispose of, or permit the issuance of, any voting stock or any security convertible or exercisable into voting stock of a "principal constituent bank" of FleetBoston or any subsidiary of FleetBoston which owns a principal constituent bank. A "PRINCIPAL CONSTITUENT BANK" is defined in the senior indenture as Fleet National Bank and any other of our majority-owned banking subsidiaries designated as a principal constituent bank. Any designation of a banking subsidiary as a principal constituent bank with respect to senior debt securities of any series shall remain effective until the senior debt securities of that series have been repaid. As of the date of this prospectus, no banking subsidiaries other than Fleet National Bank have been designated as principal constituent banks with respect to any series of debt securities.

     This restriction does not apply to dispositions made by us or any subsidiary:

     - acting in a fiduciary capacity for any person other than us or any subsidiary;

     - to us or any of our wholly-owned subsidiaries;

     - if required by law for the qualification of directors;

     - to comply with an order of a court or regulatory authority;

     - in connection with a merger of, or consolidation of, a principal constituent bank with or into a wholly-owned subsidiary or a majority-owned banking subsidiary, as long as we hold, directly or indirectly, in the entity surviving such merger or consolidation, not less than the percentage of voting stock we held in the principal constituent bank prior to such action;

     - if that disposition or issuance is for fair market value as determined by our Board of Directors, and, if after giving effect to that disposition or issuance and any potential dilution, we and our wholly-owned subsidiaries will own directly not less than 80% of the voting stock of such principal constituent bank or any subsidiary which owns a principal constituent bank;

     - if a principal constituent bank sells additional shares of voting stock to its stockholders at any price, if, after such sale, we hold directly or indirectly not less than the percentage of voting stock of such principal constituent bank we owned prior to that sale; or

     - if we or a subsidiary pledges or creates a lien on the voting stock of a principal constituent bank to secure a loan or other extension of credit by a majority-owned banking subsidiary subject to Section 23A of the Federal Reserve Act.

     LIMITATION UPON LIENS ON CERTAIN CAPITAL STOCK. We may not at any time, directly or indirectly, create, assume, incur or permit to exist any mortgage, pledge, encumbrance or lien or charge of any kind upon:

     - any shares of capital stock of any principal constituent bank, other than directors' qualifying shares; or

     - any shares of capital stock of a subsidiary which owns capital stock of any principal constituent bank.

This restriction does not apply to:

     - liens for taxes, assessments or other governmental charges or levies which are not yet due or are payable without penalty or which we are contesting in good faith by appropriate proceedings so long as we have set aside on our books adequate reserves to cover the contested amount; or

     - the lien of any judgment, if that judgment is discharged, or stayed on appeal or otherwise, within 60 days.

DEFEASANCE

     We may terminate or "defease" our obligations under the senior indenture with respect to the senior debt securities of any series by taking the following steps:

     - depositing irrevocably with the senior trustee an amount which through the payment of interest, principal or premium, if any, will provide an amount sufficient to pay the entire amount of the senior debt securities:

               - in the case of senior debt securities denominated in U.S.
                 dollars, U.S. dollars or U.S. government obligations;

               - in the case of senior debt securities denominated in a foreign currency, money in that foreign currency or foreign government obligations of the foreign government or governments issuing that foreign currency; or

               - a combination of money and U.S. government obligations or foreign government obligations;

     - delivering:

               - an opinion of independent counsel that the holders of the senior debt securities of that series will have no federal income tax consequences as a result of that deposit and termination;

               - if the senior debt securities of that series are then listed on the New York Stock Exchange, an opinion of counsel that those senior debt securities will not be delisted as a result of the exercise of this defeasance option;

               - an opinion of counsel as to certain other matters; and

               - officers' certificates certifying as to compliance with the senior indenture and other matters;

     - no event of default under the senior indenture may exist or be caused by the defeasance;

     - the defeasance shall not cause an event of default under any of our other agreements or instruments; and

     - we shall have paid all other amounts due and owing under the senior indenture.

                          SUBORDINATED DEBT SECURITIES

     The subordinated debt securities will be our direct, unsecured obligations. Unless otherwise specified in the applicable prospectus supplement, the subordinated debt securities will rank equal with all of our outstanding subordinated indebtedness that is not specifically stated to be junior to the subordinated debt securities.

SUBORDINATION

     The subordinated debt securities will be subordinated in right of payment to all "senior indebtedness," as defined below. In certain events of insolvency, payments on the subordinated debt securities will also be effectively subordinated in right of payment to all "other financial obligations," as defined on the next page. In certain circumstance relating to our liquidation, dissolution, winding up, reorganization, insolvency or similar proceedings, the holders of all senior indebtedness will first be entitled to receive payment in full before the holders of the subordinated debt securities will be entitled to receive any payment on the subordinated debt securities. If, after all payments have been made to the holders of senior indebtedness, (A) there are amounts available for payment on the subordinated debt securities and (B) any person entitled to payment according to the terms of our other financial obligations, as defined on the page 20, has not received full payment, then amounts available for payments on the subordinated debt securities will first be used to pay in full those other financial obligations before any payment may be made on the subordinated debt securities. This obligation to pay over these excess amounts does not exist for any of our subordinated indebtedness issued prior to November 30, 1992, "EXISTING SUBORDINATED INDEBTEDNESS."

     In the event of the acceleration of the maturity of any debt securities, all senior indebtedness and other financial obligations will have to be repaid before any payment can be made on the subordinated debt securities.

     In addition, no payment may be made on the subordinated debt securities in the event:

     - there is a default in any payment or delivery with respect to any senior indebtedness; or

     - there is an event of default with respect to any senior indebtedness which permits the holders of that senior indebtedness to accelerate the maturity of the senior indebtedness.

     By reason of this subordination in favor of the holders of senior indebtedness, in the event of an insolvency, our creditors who are not holders of senior indebtedness or the subordinated debt securities may recover less, proportionately, than holders of senior indebtedness and may recover more, proportionately, than holders of the subordinated debt securities. By reason of the obligation of the holders of subordinated debt securities to pay over any amount remaining after payment of senior indebtedness to persons in respect of our other financial obligations, in the event of insolvency, holders of our existing subordinated indebtedness may recover more, ratably, than the holders of subordinated debt securities.

     Unless otherwise specified in the prospectus supplement relating to the particular series of subordinated debt securities, "SENIOR INDEBTEDNESS" is defined in the subordinated indenture as:

     - the principal of, premium, if any, and interest on all of our "indebtedness for money borrowed," as defined below, except (A) existing subordinated indebtedness and other subordinated debt securities issued under the subordinated indenture, (B) any indebtedness which is expressly stated to be junior in right of payment to the subordinated debt securities and (C) indebtedness which is expressly stated to rank equal with the subordinated debt securities; and

     - any deferrals, renewals or extensions of any senior indebtedness.

     The term "INDEBTEDNESS FOR MONEY BORROWED" means:

     - any of our obligations or any obligation we have guaranteed for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments; and

     - any of our deferred payment obligations or any such obligation we have guaranteed for the payment of the purchase price of property or assets evidenced by a note or similar instrument.

     Unless otherwise specified in the prospectus supplement relating to the particular series of subordinated debt securities offered by that prospectus supplement, "OTHER FINANCIAL OBLIGATIONS" means all of our obligations to make payment pursuant to the terms of financial instruments, such as:

     - securities contracts and foreign currency exchange contracts;

     - derivative instruments, such as swap agreements, including interest rate and foreign exchange rate swap agreements, cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts; and

     - similar financial instruments, other than obligations on account of senior indebtedness and obligations on account of indebtedness for money borrowed ranking equal with or subordinate to the subordinated debt securities.

     As of September 30, 1999, FleetBoston had an aggregate of $4.1 billion in subordinated debt outstanding, of which $868 million is subordinated to FleetBoston's senior indebtedness and $3.2 billion is subordinated to FleetBoston's senior indebtedness and other financial obligations.

     The subordinated indenture does not limit or prohibit the incurrence of additional senior indebtedness or other financial obligations, which may include indebtedness that is senior to the subordinated debt securities, but subordinate to our other obligations. Any prospectus supplement relating to a particular series of subordinated debt securities will set forth the aggregate amount of our indebtedness senior to the subordinated debt securities as of a recent practicable date.

     The subordinated debt securities shall rank equal in right of payment with each other and with the existing subordinated indebtedness, subject to the obligations of the holders of subordinated debt securities to pay over amounts remaining after payment of senior indebtedness to persons in respect of other financial obligations.

     The prospectus supplement may further describe the provisions, if any, which may apply to the subordination of the subordinated debt securities of a particular series.

RESTRICTIVE COVENANTS

     The subordinated indenture does not contain any significant restrictive covenants. The prospectus supplement relating to a series of subordinated debt securities may describe certain restrictive covenants, if any, to which we may be bound under the subordinated indenture.

                            DESCRIPTION OF WARRANTS

OFFERED WARRANTS

     We may issue warrants that are debt warrants or universal warrants. We may offer warrants separately or together with one or more additional warrants or debt securities or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants' expiration date. Universal warrants issued in the United States may not be so separated prior to the 91st day after the issuance of the unit, unless otherwise specified in the applicable prospectus supplement.

     Debt Warrants. We may issue, together with debt securities or separately, warrants for the purchase of debt securities on terms to be determined at the time of sale. We refer to this type of warrant as a "DEBT WARRANT."

     Universal Warrants. We may also issue warrants to purchase or sell, on terms to be determined at the time of sale:

     - securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above;

     - currencies; or

     - commodities.

     We refer to the property in the above clauses as "WARRANT PROPERTY." We refer to this type of warrant as a "UNIVERSAL WARRANT." We may satisfy our obligations, if any, with respect to any universal warrants by delivering the warrant property or, in the case of warrants to purchase or sell securities or commodities, the cash value of the securities or commodities, as described in the applicable prospectus supplement.

FURTHER INFORMATION IN PROSPECTUS SUPPLEMENT

     General Terms of Warrants. The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

     - the specific designation and aggregate number of, and the price at which we will issue, the warrants;

     - the currency with which the warrants may be purchased;

     - the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

     - whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any debt security included in that unit;

     - any applicable material United States federal income tax consequences;

     - the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, determination, or other agents;

     - the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

     - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

     - information with respect to book-entry procedures, if any;

     - the antidilution provisions of the warrants, if any;

     - any redemption or call provisions;

     - whether the warrants are to be sold separately or with other securities as part of units; and

     - any other terms of the warrants.

     Additional Terms of Debt Warrants. The prospectus supplement will contain, where applicable, the following terms of and other information relating to any debt warrants:

     - the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the debt warrants;

     - if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of the debt warrants issued with each of the debt securities;

     - if applicable, the date on and after which the debt warrants and the related debt securities will be separately transferable; and

     - the principal amount of debt securities purchasable upon exercise of each debt warrant, the price at which and the currency in which the debt securities may be purchased and the method of exercise.

     Additional Terms of Universal Warrants. The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to any universal warrants:

     - whether the universal warrants are put warrants or call warrants and whether you or we will be entitled to exercise the warrants;

     - the specific warrant property, and the amount or the method for determining the amount of the warrant property, purchasable or saleable upon exercise of each universal warrant;

     - the price at which and the currency with which the underlying securities, currencies or commodities may be purchased or sold upon the exercise of each universal warrant, or the method of determining that price;

     - whether the exercise price may be paid in cash, by the exchange of any other security offered with the universal warrants or both and the method of exercising the universal warrants; and

     - whether the exercise of the universal warrants is to be settled in cash or by delivery of the underlying securities, commodities, or both.

SIGNIFICANT PROVISIONS OF THE WARRANT AGREEMENTS

     We will issue the warrants under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent, in one or more series, which will be described in the prospectus supplement for the warrants. The forms of warrant agreements are filed as exhibits to the registration statement. The following summaries of significant provisions of the warrant agreements and the warrants are not intended to be comprehensive and holders of warrants should review the detailed provisions of the relevant warrant agreement for a full description and for other information regarding the warrants.

     Modifications without Consent of Warrantholders. We and the warrant agent may amend the terms of the warrants and the warrant certificates without the consent of the holders to:

     - cure any ambiguity;

     - cure, correct or supplement any defective or inconsistent provision; or

     - amend the terms in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

     Enforceability of Rights of Warrantholders. The warrant agents will act solely as our agents in connection with the warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants. Any holder of warrant certificates and any beneficial owner of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise the warrants evidenced by the warrant certificates in the manner provided for in that series of warrants or pursuant to the applicable warrant agreement. No holder of any warrant certificate or beneficial owner of any warrants will be entitled to any of the rights of a holder of the debt securities or any other warrant property, if any, purchasable upon exercise of the warrants, including, without limitation, the right to receive the payments on those debt securities or other warrant property or to enforce any of the covenants or rights in the relevant indenture or any other similar agreement.

     Registration and Transfer of Warrants. Subject to the terms of the applicable warrant agreement, warrants in registered, definitive form may be presented for exchange and for registration of transfer, at the corporate trust office of the warrant agent for that series of warrants, or at any other office indicated in the prospectus supplement relating to that series of warrants, without service charge. However, the holder will be required to pay any taxes and other governmental charges as described in the warrant agreement. The transfer or exchange will be effected only if the warrant agent for the series of warrants is satisfied with the documents of title and identity of the person making the request.

     New York Law to Govern. The warrants and each warrant agreement will be governed by, and construed in accordance with, the laws of the State of New York.

                              PLAN OF DISTRIBUTION

     FleetBoston may sell securities:


     - to the public through a group of underwriters managed or co-managed by one or more underwriters, which may include FleetBoston Robertson Stephens Inc. or other affiliates;



     - through one or more agents, which may include FleetBoston Robertson Stephens Inc. or other affiliates; or


     - directly to purchasers.

     The distribution of the securities may be effected from time to time in one or more transactions:

     - at a fixed price, or prices, which may be changed from time to time;

     - at market prices prevailing at the time of sale;

     - at prices related to those prevailing market prices; or

     - at negotiated prices.

     Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

     The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

     - the name of the agent or the name or names of any underwriters;

     - the public offering or purchase price;

     - any discounts and commissions to be allowed or paid to the agent or underwriters;

     - all other items constituting underwriting compensation;

     - any discounts and commissions to be allowed or paid to dealers; and

     - any exchanges on which the securities will be listed.

     We may agree to enter into an agreement to indemnify the agents and the several underwriters against certain civil liabilities, including liabilities under the Securities Act or to contribute to payments the agents or the underwriters may be required to make.

     If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase debt securities or warrants from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to those contracts will be equal to, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

     - the purchase by an institution of the debt securities or warrants covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

     - if the debt securities or warrants are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such debt securities or warrants not sold for delayed delivery. The underwriters and other persons acting as Fleet's agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

     Certain of the underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for, us or one or more of our affiliates in the ordinary course of business.

     FleetBoston Robertson Stephens Inc. is our wholly-owned subsidiary. Under Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), when a NASD member, such as FleetBoston Robertson Stephens Inc. participates in the distribution of an affiliated company's securities, the offering must be conducted in accordance with the applicable provisions of Rule 2720. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior written approval of the customer.


     Certain of the underwriters may use this prospectus and the accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

                                    EXPERTS

     Our supplemental consolidated financial statements incorporated in this prospectus by reference to our Current Report on Form 8-K filed November 22, 1999 amending our Annual Report on Form 10-K for the year ended December 31, 1998 have been so incorporated by reference in this document in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

     The validity of the securities offered hereby will be passed upon for us by Edwards & Angell, LLP, 101 Federal Street, Boston, Massachusetts 02110-1800. V. Duncan Johnson, a partner of Edwards & Angell, LLP, is a director of Fleet Bank
(RI), National Association, one of our wholly-owned subsidiaries, and beneficially owns 9,856 shares of our common stock.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                      LOGO

                            FLEET BOSTON CORPORATION

                       SENIOR MEDIUM-TERM NOTES, SERIES P
                    SUBORDINATED MEDIUM-TERM NOTES, SERIES Q

                ------------------------------------------------
                             PROSPECTUS SUPPLEMENT
                ------------------------------------------------

                            BEAR, STEARNS & CO. INC.
                         FLEETBOSTON ROBERTSON STEPHENS
                              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                               J.P. MORGAN & CO.
                              SALOMON SMITH BARNEY

                               DECEMBER 23, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------